Exhibit 10.3

FIRST LIEN TERM LOAN FACILITY CREDIT AGREEMENT

Dated as of August 9, 2019

by and among

CORTLAND CAPITAL MARKET SERVICES LLC,
as Agent,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as the Lenders,

and

JAKKS PACIFIC, INC.,

DISGUISE, INC.,

JAKKS SALES LLC,

MAUI, INC.,

MOOSE MOUNTAIN MARKETING, INC., and

KIDS ONLY, INC.,
as Borrowers,

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1

	1.1.	Definitions	1
	1.2.	Accounting Terms	39
	1.3.	Uniform Commercial Code	40
	1.4.	Construction	41
	1.5.	Time References	41
	1.6.	Schedules and Exhibits	41
	1.7.	Divisions	42

2.	LOANS AND TERMS OF PAYMENT.		42

	2.1.	Term Loans	42
	2.2.	Evidence of Debt	43
	2.3.	Loan Account	43
	2.4.	Interest	43
	2.5.	Lender Group Expenses	44
	2.6.	Promise to Pay	44
	2.7.	Payments Generally; Pro Rata Treatment; Apportionment; Application; Prepayments	44
	2.8.	Prepayments	46
	2.9.	Fees	48
	2.10.	Increased Costs; Capital Requirements	49
	2.11.	Joint and Several Liability of Borrowers	50
	2.12.	Incremental Term Loans	54

3.	CONDITIONS; TERM OF AGREEMENT.		55

	3.1.	Conditions Precedent to the Effectiveness and Making of Term Loans	55
	3.2.	Effect of Maturity or Termination Date	55

4.	REPRESENTATIONS AND WARRANTIES.		56

	4.1.	Due Organization and Qualification; Subsidiaries	56
	4.2.	Due Authorization; No Conflict	56
	4.3.	Governmental Consents	57
	4.4.	Binding Obligations; Perfected Liens	57
	4.5.	Title to Assets; No Encumbrances	57
	4.6.	Litigation	58
	4.7.	Compliance with Laws	58
	4.8.	No Material Adverse Effect	58
	4.9.	Solvency	58
	4.10.	Employee Benefits; ERISA Compliance	59
	4.11.	Environmental Condition	59

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	4.12.	Complete Disclosure	60
	4.13.	Patriot Act	60
	4.14.	Indebtedness	60
	4.15.	Payment of Taxes	60
	4.16.	Margin Stock	61
	4.17.	Governmental Regulation	61
	4.18.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	61
	4.19.	Employee and Labor Matters	61
	4.20.	No Default	62
	4.21.	Leases	62
	4.22.	Brokers’ Fees; Transaction Fees	62
	4.23.	Notes Documents	62
	4.24.	ABL Loan Documents	63
	4.25.	Insurance	63
	4.26.	Location of Inventory	63
	4.27.	HK Collateral Documents	63

5.	AFFIRMATIVE COVENANTS.		64

	5.1.	Financial Statements, Reports, Certificates	64
	5.2.	Reporting	64
	5.3.	Existence	65
	5.4.	Maintenance of Properties and Material Contracts	65
	5.5.	Taxes	65
	5.6.	Insurance	65
	5.7.	Inspection	66
	5.8.	Compliance with Laws	66
	5.9.	Environmental	66
	5.10.	Disclosure Updates	67
	5.11.	Formation of Subsidiaries; Additional Loan Parties.	67
	5.12.	Further Assurances	70
	5.13.	Lender Meetings	70
	5.14.	Location of Inventory; Chief Executive Office	71
	5.15.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	71
	5.16.	Conditions Subsequent	71
	5.17.	Notices	71

6.	NEGATIVE COVENANTS.		72

	6.1.	Indebtedness	72
	6.2.	Liens	73
	6.3.	Restrictions on Fundamental Changes	73
	6.4.	Disposal of Assets	73
	6.5.	Nature of Business	74
	6.6.	Amendments to Governing Documents	74
	6.7.	Restricted Payments	74
	6.8.	Fiscal Periods; Accounting Methods; Names and Jurisdictions	75

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	6.9.	Investments	75
	6.10.	Transactions with Affiliates	75
	6.11.	Use of Proceeds	76
	6.12.	Inventory with Bailees	76
	6.13.	Amendments to Subordinated Indebtedness	76
	6.14.	Sale-Leasebacks	77
	6.15.	Hazardous Materials	77
	6.16.	No Burdensome Agreements	77
	6.17.	ERISA	78
	6.18.	Limitations on Certain Loan Parties	78

7.	FINANCIAL COVENANTS.		79

8.	EVENTS OF DEFAULT.		79

	8.1.	Payments	79
	8.2.	Covenants	79
	8.3.	Judgments	80
	8.4.	Voluntary Bankruptcy, etc	80
	8.5.	Involuntary Bankruptcy, etc	80
	8.6.	Default Under Other Agreements	80
	8.7.	Representations, etc	80
	8.8.	Guaranty	80
	8.9.	Collateral Documents	81
	8.10.	Loan Documents	81
	8.11.	Change of Control	81
	8.12.	Invalidity of Intercreditor Agreement	81
	8.13.	HK Loan Parties; Non-US Loan Parties	81
	8.14.	ERISA	81
	8.15.	Series A Preferred Stock	81

9.	RIGHTS AND REMEDIES.		82

	9.1.	Rights and Remedies	82
	9.2.	Remedies Cumulative	82

10.	WAIVERS; INDEMNIFICATION.		82

	10.1.	Demand; Protest; etc	82
	10.2.	The Lender Group’s Liability for Collateral	82
	10.3.	Indemnification	83

11.	NOTICES.		84

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.		85

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13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		88

	13.1.	Assignments and Participations	88
	13.2.	Successors	93

14.	AMENDMENTS; WAIVERS.		93

	14.1.	Amendments and Waivers	93
	14.2.	Replacement of Certain Lenders	95
	14.3.	No Waivers; Cumulative Remedies	95

15.	AGENT; THE LENDER GROUP.		96

	15.1.	Appointment and Authorization of Agent	96
	15.2.	Delegation of Duties	97
	15.3.	Liability of Agent	97
	15.4.	Reliance by Agent	97
	15.5.	Notice of Default or Event of Default	98
	15.6.	Credit Decision	98
	15.7.	Costs and Expenses; Indemnification	99
	15.8.	Agent in Individual Capacity	99
	15.9.	Successor Agent	100
	15.10.	Lender in Individual Capacity	100
	15.11.	Collateral Matters	101
	15.12.	Restrictions on Actions by Lenders; Sharing of Payments	102
	15.13.	Agency for Perfection	103
	15.14.	Payments by Agent to the Lenders	103
	15.15.	Concerning the Collateral and Related Loan Documents	103
	15.16.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	103
	15.17.	Several Obligations; No Liability	104
	15.18.	Certain ERISA Matters	104

16.	WITHHOLDING TAXES.		106

	16.1.	Payments	106
	16.2.	Exemptions	106
	16.3.	Reductions	109
	16.4.	Refunds	110

17.	GENERAL PROVISIONS.		110

	17.1.	Effectiveness	110
	17.2.	Section Headings	110
	17.3.	Interpretation	110
	17.4.	Severability of Provisions	110
	17.5.	[Reserved]	110
	17.6.	Debtor-Creditor Relationship	110
	17.7.	Counterparts; Electronic Execution	111
	17.8.	Revival and Reinstatement of Obligations; Certain Waivers	111

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17.9.	Confidentiality	112
17.10.	Survival	113
17.11.	Patriot Act; Due Diligence	113
17.12.	Integration	114
17.13.	JAKKS as Agent for Borrowers	114
17.14.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	115
17.15.	Intercreditor Agreement	115

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EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Term Loan Promissory Note
Exhibit C	Form of Compliance Certificate
Exhibit J	Form of Joinder
Exhibit P	Form of Perfection Certificate
EXHIBIT T-1	Form of U.S. Tax Compliance Certificate
EXHIBIT T-2	Form of U.S. Tax Compliance Certificate
EXHIBIT T-3	Form of U.S. Tax Compliance Certificate
EXHIBIT T-4	Form of U.S. Tax Compliance Certificate

SCHEDULES

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Term Loan Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule S	Scheduled Provisions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	ERISA Compliance
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.25	Insurance
Schedule 4.26	Location of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.16	Conditions Subsequent
Schedule 6.10	Transaction

s with Affiliates

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FIRST LIEN TERM LOAN FACILITY

CREDIT AGREEMENT

THIS FIRST LIEN TERM LOAN FACILITY CREDIT AGREEMENT, is entered into as of August 9, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company (in its individual capacity, “Cortland”), in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), JAKKS PACIFIC, INC., a Delaware corporation (“JAKKS”), the Subsidiaries of JAKKS identified on the signature pages hereof as “Borrowers”, and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

RECITALS

WHEREAS, at the Borrowers’ request, the Lenders have agreed to provide term loans to the Borrowers on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.          Definitions. As used in this Agreement, the following terms shall have the following definitions:

“2020 Convertible Notes” means the 4.875% convertible senior notes due June 1, 2020 issued by JAKKS to Regions Bank pursuant to the 2020 Convertible Notes Indenture in an aggregate principal amount not to exceed $1,905,000 after giving effect to the transactions to occur on the Closing Date.

“2020 Convertible Notes Indenture” means that certain Indenture dated June 9, 2014, between JAKKS and Regions Bank, as trustee (as successor trustee to Wells Fargo Bank, National Association), pursuant to which JAKKS issued the 2020 Convertible Notes.

“2023 Oasis Convertible Notes” means the following convertible senior notes issued by JAKKS to Oasis Investments II Master Fund Ltd.: (i) the $21.5 million principal amount convertible senior note, issued on November 7, 2017 and amended and restated on August 9, 2019, (ii) the $8.5 million principal amount convertible senior note, issued on July 26, 2018 and amended and restated on August 9, 2019, and (iii) the $8.0 million principal amount convertible senior note, issued on August 9, 2019.

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and/or collateral agent under the ABL Facility, together with its successors and permitted assigns.

“ABL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 9, 2019, by and among the ABL Agent, the lenders party thereto and the Borrowers, as the same may be amended, restated, amended and restated or otherwise modified or Replaced from time to time in accordance with its terms and the terms of the Intercreditor Agreement.

“ABL Facility” means the asset-based revolving credit facility provided to the Borrowers pursuant to the ABL Loan Documents, as the same may be amended, modified, supplemented or Replaced from time to time in accordance with the terms of the Intercreditor Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and each other document related to or evidencing the ABL Facility, including the Loan Documents (as defined in the ABL Credit Agreement), as each may be amended, restated or otherwise modified or Replaced from time to time in accordance with the terms of the Intercreditor Agreement.

“ABL Obligations” has the meaning assigned thereto in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned thereto in the Intercreditor Agreement.

“A.S. Design Limited” means A.S. Design Limited, a company incorporated in Hong Kong with registered number 453139.

“Acceptable Transaction” means a transaction pursuant to which one hundred percent (100%) of the common stock of Administrative Borrower is acquired for cash (including by means of a merger, consolidation, amalgamation or other business combination) by any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, so long as concurrently therewith the Obligations are paid in full in cash; provided that such transaction is announced by September 30, 2019 and consummated within 60 days thereafter.

“Account” means an account (as that term is defined in the UCC).

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Additional Lender” has the meaning specified therefor in Section 2.12(b) of this Agreement.

“Additional Obligor” has the meaning specified therefor in Section 5.11 of this Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each officer or director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person. Notwithstanding anything to the contrary contained herein, the holders of the Series A Preferred Stock shall not be deemed to be an “Affiliate” of any Loan Party or any Subsidiary thereof solely due to such holder of Series A Preferred Stock having the power to elect one or more directors to the Board of Directors of JAKKS or having designated one or more directors to the Board of Directors of JAKKS.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Related Persons.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.

“Agreement” has the meaning specified therefor in the preamble to this Agreement.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, kickbacks, money laundering or corruption in any jurisdiction applicable to any Loan Party or any of its Subsidiaries or Affiliates.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering or similar offense, any predicate crime to money laundering or similar offense, or any financial record keeping and reporting requirements related thereto.

“Applicable Rate” means 10.50% per annum; provided, that, for purposes of determining the amount of interest payable hereunder in cash and in “kind” (i) 8.00% per annum shall constitute the “Cash Rate” and (ii) 2.50% per annum shall constitute the “PIK Rate”; provided, further, that to the extent permitted by Section 2.12, the Applicable Rate applicable to Incremental Term Loans shall be the rate per annum specified in the Incremental Facility Amendment relating thereto.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.7(b)(iii) of this Agreement.

“Arbor Toys Company Limited” means Arbor Toys Company Limited, a company incorporated in Hong Kong with registered number 1011343.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A to this Agreement, or such other form as agreed by the Agent.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to this Agreement (as such schedule may be updated from time to time by written notice from Administrative Borrower to Agent), or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans (as defined in the ABL Credit Agreement) under Section 2.1 of the ABL Credit Agreement (after giving effect to the then outstanding Revolver Usage (as defined in the ABL Credit Agreement)).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise)) or compensation plan to which any Loan Party or any of its Subsidiaries incurs or otherwise has or could reasonably be expected to have any obligation or liability, contingent or otherwise, including by reason of any ERISA Affiliate.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers or other governing body) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or other governing body).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing of Term Loans hereunder on the Closing Date pursuant to Article 2 hereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in New York City.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Rate” has the meaning specified therefor in the definition of Applicable Rate.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)       any “person” or “group” within the meaning of Section 13(d) and 14(d) of the Exchange Act (other than the Permitted Holders) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests of Administrative Borrower (excluding the Series A Preferred Stock) representing 30% or more of the combined voting power of all Equity Interests of Administrative Borrower (excluding the Series A Preferred Stock) entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Administrative Borrower,

(b)       during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Administrative Borrower such that a majority of the members of such Board of Directors are not Continuing Directors,

(c)       Borrowers fail to own and control, directly or indirectly, 100% (or, if applicable, such other percentage as set forth in the Perfection Certificate as of the Closing Date) of the Equity Interests of each other Loan Party free and clear of all Liens, other than Permitted Liens (other than pursuant to a transaction not prohibited by Section 6.3 or Section 6.4),

(d)       there shall be consummated any consolidation or merger of Administrative Borrower pursuant to which the Equity Interests of Administrative Borrower would be converted into cash, securities or other property, other than a merger or consolidation of Administrative Borrower in which the holders of such Equity Interests immediately prior to the merger have substantially the same proportionate ownership in the aggregate, directly or indirectly, of Equity Interests of the surviving Person immediately after the merger as it had of the Equity Interests of Administrative Borrower immediately prior to such merger,

(e)       all or substantially all of the Administrative Borrower’s assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including any Affiliate or associate of Administrative Borrower) in one or a series of transactions,

(f)       any Person (or two or more Persons acting in concert) (other than the Permitted Holders) shall have acquired (by contract or otherwise), or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Administrative Borrower or control over the Equity Interests of Administrative Borrower (excluding the Series A Preferred Stock) entitled to vote for members of the board of directors of Administrative Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing thirty percent (30%) or more of the combined voting power of such Equity Interests (provided, however, that the entry by any Person (or two or more Persons acting in concert) (other than the Permitted Holders) into a contract or arrangement that, upon consummation thereof, will result in an Acceptable Transaction shall not constitute a “Change of Control” under this clause (f) unless and until such Acceptable Transaction is consummated),

(g)       the occurrence of a “Change of Control” as defined in the ABL Credit Agreement (or any similar term under the ABL Facility),

(h)       the occurrence of any “Fundamental Change” as defined in the Convertible Notes (except a Fundamental Change under the 2020 Convertible Notes resulting solely from the delisting of the Equity Interests of Administrative Borrower) or “change of control” (or similar concept) under any other Indebtedness with an aggregate principal amount outstanding in excess of $10,000,000; and

(i)       the occurrence of a “Liquidity Event” as defined in the “Certificate of Designations of the New Series A Preferred Stock” governing the Series A Preferred Stock.

“Closing Costs” means the costs, fees, charges, expenses, disbursements and other payments (including of external counsel and financial advisors) incurred and paid by the Loan Parties pursuant to the Loan Documents or otherwise in connection with, or relating to, the Recapitalization Transactions, in each case, reasonably satisfactory to the Required Lenders.

“Closing Date” means August 9, 2019, being the date of effectiveness of this Agreement in accordance with Section 3.1 and the date on which the initial Term Loans were made to the Borrowers in accordance with Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Documents” means all agreements, documents and instruments that create (or purport to create) a Lien in favor of the Agent or any Secured Party in any Collateral, including, collectively, the Guaranty and Security Agreement, the Control Agreements, the Collateral Access Agreements, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, any Mortgages, the HK Collateral Documents, each security and collateral document required to be entered into or delivered by any Non-US Loan Party, and all other security agreements, pledge agreements, other documents or agreements relating to Collateral, lease assignments and other similar agreements pursuant to which any Loan Party pledges or grants a Lien on Collateral pursuant to or in connection with this Agreement, the other Loan Documents and/or the transactions contemplated hereby or thereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) contemplated thereunder.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means each Person that is a direct competitor of Borrowers or their Subsidiaries and that has been identified and designated as a “Competitor” in a written notice delivered by the Administrative Borrower to the Agent prior to the applicable date of determination (and each Affiliate of such designated Person, to the extent that such Affiliate is clearly identifiable on the basis of its name); provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which, in each case, is engaged in the business of making, purchasing, holding or otherwise investing in commercial loans, bonds, debt securities or other similar extensions of credit in the ordinary course of its business, and merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrowers or their Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition; provided, further, that the foregoing shall not apply retroactively to disqualify any Person that has acquired an interest in the Term Loans prior to the date that the Administrative Borrower has delivered a notice to the Agent designating such Person as a Competitor as required hereby.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C to this Agreement delivered by the chief financial officer or treasurer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Consenting Convertible Noteholders” has the meaning specified therefor in the Recapitalization Transaction Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Administrative Borrower on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the members of the Nominating and Corporate Governance Committee of Administrative Borrower (the “Nominating Committee”) and by a majority of the Continuing Directors then in office, (c) any individual named on the “Preapproved List” (as defined in the Amended and Restated Charter of the Nominating Committee) and (d) any individual elected by holders of Administrative Borrower’s Series A Preferred Stock to serve as a “Series A Preferred Stock Director” (as defined in the “Certificate of Designations of the New Series A Preferred Stock”).

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Convertible Notes” means the 2020 Convertible Notes and the 2023 Oasis Convertible Notes, collectively.

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Cortland” has the meaning specified therefor in the preamble to this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Interest” has the meaning specified therefor in Section 2.4(a).

“Default Rate” means a rate equal to (x) the Applicable Rate plus (y) 2.00% per annum.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Discharge of ABL Obligations” has the meaning specified therefor in the Intercreditor Agreement.

“Disguise Limited” means Disguise Limited, a company incorporated in Hong Kong with registered number 1287686.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures (other than as a result of the optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Loan Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) require the scheduled payments of dividends to be made in cash (other than dividends in respect of taxes), or (d) are or become convertible into or exchangeable (other than at the option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date. Notwithstanding anything to the contrary contained herein, the Series A Preferred Stock shall not constitute Disqualified Equity Interests.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any fiscal period and with respect to Borrowers determined, in each case, on a consolidated basis in accordance with GAAP:

(a)          the consolidated net income (or loss),

minus

(b)           without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i)         unusual or non-recurring, and (ii) interest income,

plus

(c)       without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period:

(i)       non-cash unusual and non-recurring losses,

(ii)       Interest Expense,

(iii)       income taxes,

(iv)       depreciation and amortization,

(v)       transaction fees and expenses incurred in connection with the consummation of this Agreement, and

(vi)       any non-cash loss (or minus any gain) from foreign currency translation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the UCC).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act). Notwithstanding anything to the contrary contained herein, the Convertible Notes shall not be deemed to be “Equity Interests”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, together with all regulations and published guidance thereunder.

“ERISA Affiliate” means, collectively, any Loan Party and any Person (whether or not incorporated) that is treated a single employer or under common control with a Loan Party or its Subsidiaries under ERISA or Section 414(b) of the Code or Section 414(c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, Section 414(m) of the Code or Section 414(o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement is duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to any Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate or receipt by any Loan Party of notice thereof or notice of withdrawal liability (within the meaning of Section 4201 of ERISA) in respect thereof) from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of or receipt by any Loan Party of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4245 or 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any assets of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; (l) the failure of any Loan Party or any ERISA Affiliate to meet the minimum funding standard under Section 412 or 430 of the Code with respect to any Title IV Plan or the filing of an application for a funding waiver with respect to any Title IV Plan; (m) an amendment to a Benefit Plan that could result in the posting of bond or security under Section 436(f) of the Code; (n) the incurrence of a material tax liability by any Loan Party with respect to any Benefit Plan under Sections 4975, 4980B, 4980D, 4980H and 4980I of the Code, as applicable; (o) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party; (p) the incurrence by any ERISA Affiliate of any liability pursuant to Section 4063 or Section 4064 of ERISA or a substantial cessation of operations with respect to a Title IV Plan within the meaning of Section 4062(e) of ERISA; (q) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (r) the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent; and (s) any violation of any non- United States Requirement of Law with respect to any Benefit Plan subject to Requirements of Law outside of the United States.

“ERISA Lien” means any Lien in an aggregate amount exceeding $1,000,000 imposed by or under, or arising in connection with, or resulting from, Title IV of ERISA or Section 303 of ERISA (or related sections) or any corresponding provision of the Code (including Section 430(k) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means each direct or indirect Subsidiary of any Borrower (a) that is (but only for so long as it is) prohibited by applicable Requirement of Law or contractual obligation (including any restriction in any agreements relating to Subsidiaries that are joint ventures) from guaranteeing or granting Liens to secure any of the Obligations, or with respect to which any consent, approval, license or authorization from any Governmental Authority or third party (other than a Borrower or Subsidiary thereof) would be required for the provision of any such guaranty; provided, that such contractual obligation (x) shall have been in place on the Closing Date or, with respect to any Subsidiary that is formed or acquired or otherwise becomes a Subsidiary after the Closing Date, at the time such Subsidiary is formed, acquired or otherwise becomes a Subsidiary and (y) did not arise and was not created in connection with, as part of or in anticipation or contemplation of the Closing Date, or such Subsidiary being formed, acquired or otherwise becoming a Subsidiary, as applicable, (b) with respect to which the Administrative Borrower reasonably determines, in consultation with the Agent, that the provision of a guaranty by such Subsidiary would result in material adverse tax consequences, or (c) with respect to which the Administrative Borrower and the Agent reasonably agree that the burden or cost of such Subsidiary providing a guaranty of the Obligations is excessive in relation to the benefits to the Lenders afforded thereby. Notwithstanding the foregoing, in no event shall any Subsidiary that guarantees the ABL Facility or any Subordinated Indebtedness constitute an Excluded Subsidiary hereunder.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), and any franchise taxes, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office or applicable lending office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, among Administrative Borrower and Agent.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Foreign Collateral Document” means each HK Collateral Document and each other Collateral Document entered into or delivered by any Non-US Loan Party.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means (x) any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia and (y) any direct or indirect subsidiary of any Loan Party all (other than an immaterial amount) the assets of which (directly or through one or more entities treated as partnerships or disregarded entities for U.S. federal income Tax purposes) constitute equity interests in, or Indebtedness of, one or more CFCs other than Protected CFCs.

“GAAP” means, subject to Section 1.2, generally accepted accounting principles as in effect in the United States as of the date of determination, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Person that guarantees all or a portion of the Obligations, including each Person that is a “Guarantor” under the Guaranty and Security Agreement and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“HK Collateral Documents” means the HK Security Debenture, the HK Share Charge, the HK Security Trust and all documents delivered to Agent or any Lender in connection with any of the foregoing, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“HK Loan Parties” means Loan Parties incorporated or otherwise registered at the Hong Kong Companies Registry or Loan Parties otherwise having a place of business in Hong Kong.

“HK Security Debenture” means the Debenture, dated as of the Closing Date, made by HK Loan Parties in favor of Agent for the benefit of itself and the Lenders in respect of all the assets and undertaking of HK Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HK Security Trust” means the Security Trust, dated as of the Closing Date, made by HK Loan Parties in favor of Agent for the benefit of itself and the Lenders in respect of Collateral granted by HK Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HK Share Charge” means the Share Charge, dated as of the Closing Date, made by JAKKS, JAKKS Hong Kong and JAKKS Pacific (Asia) Limited in favor of Agent for the benefit of itself and the Lenders in respect of all the issued shares in the HK Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Incremental Facility Amendment” has the meaning specified therefor in Section 2.12(b) of this Agreement.

“Incremental Term Loan” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“Incremental Term Loan Offer Acceptance Date” has the meaning specified therefor in Section 2.12(b) of this Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed (but limited in the case of obligations that are non-recourse (other than with respect to such asset), to the lesser of the fair market value of such assets and the outstanding principal amount of the Indebtedness secured thereby), (e) all obligations of such Person to pay the deferred purchase price of assets (other than (i) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and (ii) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) the face amount of any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation and (iii) “Indebtedness” shall exclude the portion of any earn-out or other contingent consideration that are not yet required to be reflected as a liability on the balance sheet of the applicable Person in accordance with GAAP.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of August 9, 2019, between the Agent and the ABL Agent, and as acknowledged by the Loan Parties party thereto, as modified from time to time in accordance with its terms.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) the date that is six (6) months after the Closing Date, and the last day of each subsequent six (6) month period, (b) each date of any repayment or prepayment made in respect of any Term Loans and (c) the Termination Date; provided, that, if any of the foregoing dates is not a Business Day, such date shall instead be the next succeeding Business Day.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business in an aggregate amount not to exceed $500,000 per fiscal year, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“JAKKS” has the meaning specified therefor in the preamble to this Agreement.

“JAKKS Canada” means JAKKS Pacific (Canada), Inc., a company organized under the laws of the province of New Brunswick, Canada.

“JAKKS HK” is a collective reference to JAKKS Hong Kong, JAKKS Pacific (Asia) Limited, Moose Mountain Toymakers Limited, Disguise Limited, A.S. Design Limited, Arbor Toys Company Limited, Kids Only, Limited and Tollytots Limited.

“JAKKS Hong Kong” means JAKKS Pacific (H.K.) Limited, a company incorporated in Hong Kong with registered number 468246.

“JAKKS Pacific (Asia) Limited” means JAKKS Pacific (Asia) Limited, a company incorporated in Hong Kong with registered number 971208.

“Joinder” means a joinder agreement substantially in the form of Exhibit J to this Agreement.

“JV Entities” means each of Pacific Animation Partners, LLC, DreamPlay Toys, LLC, DreamPlay, LLC, JAKKS Pacific Trading Limited, JAKKS Meisheng Trading (Shanghai) Limited, and JAKKS Meisheng Animation (H.K.) Limited.

“Kids Only, Limited” means Kids Only, Limited, a company incorporated in Hong Kong with registered number 455075.

“Lender” has the meaning set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement or any Additional Lender pursuant to any Incremental Facility Amendment, and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group in accordance with the terms hereof, (b) amounts payable to the Agent pursuant to the Fee Letter, and reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) paid or incurred by the Lender Group to enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell, the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) Agent’s and Lenders’ reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the Obligations, the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party, (i) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and due diligence expenses) incurred in advising on, structuring, drafting, reviewing, negotiating, administering (including travel, meals, and lodging), syndicating (including reasonable and documented out-of-pocket costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending and/or restating, supplementing, waiving, or otherwise modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys, accountants, consultants, and other advisors fees and expenses) incurred in accelerating the Obligations, or terminating, enforcing (including reasonable and documented out-of-pocket attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” (or similar transaction or negotiation) or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents or the Obligations, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral; provided, that the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel to Agent and the Lenders, taken as a whole, one local counsel to Agent in each reasonably necessary jurisdiction, one specialty counsel to Agent in each reasonably necessary specialty area (including insolvency law and regulatory law) and, solely in the case of an actual or perceived conflict of interest, where the Lender affected by such conflict informs the Administrative Borrower of such conflict and thereafter retains its own counsel, one additional firm of counsel in each relevant jurisdiction to each group of similarly situated affected Lenders (but excluding, in all cases, the allocated costs of in-house or internal counsel to Agent or any Lender).

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Related Persons.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the sum of Availability and Qualified Cash.

“Loan Account” has the meaning specified therefor in Section 2.3 of this Agreement.

“Loan Documents” means this Agreement, the Fee Letter, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Collateral Documents, each Perfection Certificate, each Incremental Facility Amendment (if any), each note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with this Agreement.

“Loan Party” means each Borrower or Guarantor (collectively, the “Loan Parties”).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on, or material impairment of, (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (b) the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties, (c) the legality or validity of the Loan Documents, (d) the Lender Group’s rights and remedies under the Loan Documents, or ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Agent), or (e) the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means (a) each license agreement, customer contract or other arrangement that generates or otherwise contributes to, individually, more than 10% of the Borrowers’ consolidated revenues during any fiscal quarter and (b) any and all other contracts or other arrangements to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Environmental Liability” means Environmental Liabilities exceeding $500,000 in the aggregate at any time.

“Maturity Date” means February 9, 2023 (or, with respect to any Incremental Term Loan, such later date as may be permitted in accordance with Section 2.12 and specified in the applicable Incremental Facility Amendment).

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Moose Mountain Toymakers Limited” means Moose Mountain Toymakers Limited, a company incorporated in Hong Kong with registered number 540751.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which any Loan Party or any of its Subsidiaries incurs or otherwise has or could reasonably be expected to have any obligation or liability, contingent or otherwise, including as a result of an ERISA Affiliate.

“Net Cash Proceeds” means:

(a)          with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on the assets subject to such sale or disposition (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents, (B) Indebtedness owing under the ABL Facility, and (C) Indebtedness assumed by the purchaser of such asset) which is required by the terms of such Indebtedness to be, and is, prepaid or repaid in connection with such sale or disposition (but only to the extent of the mandatory repayment or prepayment), (ii) the amount of (x) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition and (y) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in the case of each of clauses (x) and (y), to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iii) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a Deposit Account that is subject to a Control Agreement in favor of Agent, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.8(b) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)          with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in the case of each of clauses (i) and (ii), to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-US Loan Party” means a Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Notes Documents” means the 2020 Convertible Notes Indenture, the 2023 Oasis Convertible Notes, and all documents, instruments and agreements executed or delivered in connection therewith.

“Obligations” means all loans (including the Term Loans), advances, credit extensions and other accommodations made to, and all Indebtedness, debts, liabilities, obligations, covenants and duties of any kind and description of, the Loan Parties owed to the Lenders, the Agent or any other Secured Party, in each case, arising out of, under, pursuant or with respect to, in connection with, or evidenced by, this Agreement, any other Loan Document or any Term Loan, including (but not limited to) all principal, interest (including default interest, interest accruing after the maturity of the Term Loans and interest accruing after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), guarantees, reimbursement and indemnification obligations, fees (including the fees provided for in the Fee Letter), charges, expenses and disbursements (including the Lender Group Expenses) (including any fees, charges, disbursements or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and all other amounts or liabilities that any Loan Party is required to pay to or reimburse the Agent, any Lender or any other Secured Party pursuant to or in connection with the Loan Documents or any Term Loans, or by law or otherwise, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OPEB Plan” means any Benefit Plan that is a “employee welfare benefit plan” or “welfare plan” (as such terms are defined in Section 3(1) of ERISA) subject to ERISA, which provides benefits for or will provide benefits for former employees or future former employees of any Loan Party or any Subsidiary thereof who have retired or separated from service (except for continued medical benefit coverage required to be provided under Section 4980B of the Code) for which any Loan Party or Subsidiary thereof has or could reasonably be expected to have any liability.

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment, other than an assignment pursuant to a request by Borrowers.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a certificate substantially in the form of Exhibit P to this Agreement.

“Permitted Discretion” means, with respect to any term or provision of this Agreement or the other Loan Documents, that requires or permits the approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by the Agent, in each case, whether at the request of the Borrower or otherwise, as applicable (collectively, an “Agent Action”), a determination made in good faith with respect to such Agent Action by the Agent in the exercise of its reasonable business judgment; provided, that, at the Agent’s option, the Agent may confirm its authority to take such Agent Action by (a) notifying all Lenders via the Platform of the proposed Agent Action and (b) Lenders constituting Required Lenders consenting to such Agent Action in the manner prescribed in the relevant Electronic Communication; provided, that if a Lender does not expressly provide its consent or does not expressly provide its lack of consent with respect to such Agent Action within five (5) Business Days of receiving such Electronic Communication (or such shorter period set forth in this Agreement), then such Lender shall be deemed to have consented to such Agent Action.

“Permitted Dispositions” means:

(a)           sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b)          sales of Inventory to buyers in the ordinary course of business and dispositions of Inventory that are comprised of goods which are defective,

(c)          the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)          the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)           the granting of Permitted Liens,

(f)           the sale or discount, in each case, on a non-recourse basis in the ordinary course of business, of past due accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof,

(g)          any involuntary loss, damage or destruction of property,

(h)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)            the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)           the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Administrative Borrower,

(k)          (i) the lapse of registered or applied-for patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights (and applications therefor) (in each case under clauses (i) and (ii)) to the extent such intellectual property is not material to the business of the Loan Parties and such lapse and/or abandonment is not materially adverse to the interests of the Lender Group,

(l)            the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)          the making of Permitted Investments and Permitted Intercompany Investments,

(n)          so long as no Event of Default has occurred and is continuing or would immediately result therefrom, sales, transfers or other dispositions of assets (i) from any Loan Party or any of its Subsidiaries to a US Loan Party, (ii) from any Non-US Loan Party to any Non-US Loan Party and (iii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party, and

(o)          dispositions (other than any Equity Interests of any Loan Party or any Subsidiary thereof or any Accounts of any Loan Party) not otherwise permitted hereunder which are made for fair market value so long as Borrowers make any mandatory prepayment in the amount of the Net Cash Proceeds of such disposition if and to the extent required by Section 2.8(b)(i); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 90% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $1,000,000 and (iv) after giving effect to such disposition, Loan Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 7.

“Permitted Holders” means, without duplication, (a) each of the Consenting Convertible Noteholders, (b) Affiliates of the Persons referred to in clause (a), (c) any Person that has no material assets (other than Equity Interests in JAKKS, cash and cash equivalents) and of which no Person or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than Persons referred to in clauses (a) and (b), holds more than 30% of the total voting power of the Equity Interests of such Person, and (d) any “group” the members of which include one or more Permitted Holders (a “Permitted Holder Group”), so long as no Person or “group”, other than Persons referred to in clauses (a), (b) and (c), beneficially owns more than 30% of the total Equity Interests in JAKKS held by the Permitted Holder Group; each, a “Permitted Holder”. In addition, Oasis Investments II Master Fund Ltd., solely as a holder of 2023 Oasis Convertible Notes, together with its Affiliates acting in such capacity, shall be deemed to constitute a Permitted Holder; provided, however, that this sentence shall not apply to Oasis Investments II Master Fund Ltd. and its Affiliates in their capacity as holders of common stock of Administrative Borrower (including any common stock that they receive upon conversion of the 2023 Oasis Convertible Notes).

“Permitted Indebtedness” means:

(a)          Indebtedness in respect of the Obligations,

(b)          Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)          Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)          Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)          Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)           unsecured Indebtedness of Administrative Borrower owing to current or former employees, officers or directors of Administrative Borrower or any of its Subsidiaries (or any spouses, ex-spouses, estates, trusts, heirs or other beneficiaries of any of the foregoing) incurred in connection with the repurchase by Administrative Borrower of Equity Interests of Administrative Borrower that have been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (ii) the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000,

(g)          the Indebtedness under the ABL Facility not to exceed the Maximum ABL Amount (as defined in the Intercreditor Agreement),

(h)          Permitted Surety Bonds,

(i)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)           the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(k)           Indebtedness incurred in the ordinary course of business in respect of Bank Products,

(l)            (i) 401(k) deferrals and matches that are paid within 30 days of the applicable payroll withholding date and (ii) other unsecured Indebtedness incurred in connection with deferred compensation or similar plan provisions to the employees, officers or directors of any Loan Party or any of their respective Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year,

(m)          contingent obligations with respect to Indebtedness of any Loan Party or any of their respective Subsidiaries to the extent that the party that is obligated under such contingent obligations could have incurred such underlying Indebtedness under Section 6.1,

(n)          Indebtedness arising from Permitted Investments (including Permitted Intercompany Investments),

(o)          unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p)          Indebtedness (other than Permitted Intercompany Investments) in an aggregate outstanding principal amount not to exceed $500,000 at any time outstanding for all Subsidiaries of the Loan Parties that are not Loan Parties; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(q)          [reserved],

(r)           accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(s)          Subordinated Indebtedness; provided, that, interest, premiums or fees (other than customary fees payable to any agent or trustee thereunder) on such Subordinated Indebtedness shall only be permitted to be paid “in kind” and shall not be payable or paid in cash without the prior written consent of the Required Lenders, and no such Subordinated Indebtedness shall have a weighted average life to maturity shorter than that of the Term Loans.

(t)           the Convertible Notes (as in effect on the Closing Date and as amended, restated, amended and restated, supplemented or otherwise modified in accordance with this Agreement), and

(u)          Indebtedness arising under (i) the factoring agreements with Standard Chartered Bank with respect to Accounts owing from Wal-Mart to any of the HK Loan Parties, and (ii) the factoring agreements with Wells Fargo Bank, N.A., Hong Kong Branch with respect to Accounts owing from Target to any of the HK Loan Parties.

“Permitted Intercompany Investments” means (x) Investments made by (a) a US Loan Party to another US Loan Party, (b) a Non-US Loan Party to another Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (d) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (e) a US Loan Party to a Non-US Loan Party, so long as (i) the aggregate amount of all such loans incurred under this clause (d) (irrespective of whether incurred by one or multiple borrowers) does not exceed $5,000,000 outstanding at any one time and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom and (y) intercompany balances in the ordinary course of business consistent with past practices in connection with the transfer pricing system of the Loan Parties and their Subsidiaries.

“Permitted Investments” means:

(a)          Investments in cash and Cash Equivalents,

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)           advances made in connection with purchases of goods or services or to customers or distributors, and prepaid expenses, in each case in the ordinary course of business,

(d)          Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)          Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,

(f)           guarantees permitted under the definition of Permitted Indebtedness,

(g)          Permitted Intercompany Investments,

(h)          Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)           deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)           (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Administrative Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Administrative Borrower, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose in an aggregate amount not to exceed $1,000,000 at any one time outstanding,

(k)          the formation of new Subsidiaries (subject to compliance with Section 5.11 hereof),

(l)           Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business,

(m)         Investments resulting from entering into agreements relative to obligations permitted under clause (j) and/or (k) of the definition of Permitted Indebtedness,

(n)          Equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law, and

(o)          Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to clause (o) of the definition of “Permitted Dispositions”.

“Permitted Liens” means:

(a)          Liens created pursuant to the Loan Documents or otherwise granted to, or for the benefit of, Agent or any other Secured Party to secure the Obligations,

(b)          Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests and the aggregate liabilities secured by such Liens do not exceed $500,000,

(c)          judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)          Liens set forth on Schedule P-2 to this Agreement; provided, that any such Lien shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)          the interests of lessors or sublessors under any lease not prohibited by this Agreement and non-exclusive licensors under license agreements not prohibited by this Agreement,

(f)           purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)          Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)          Liens on cash amounts deposited to secure any Borrower’s and its Subsidiaries obligations in connection with worker’s compensation, unemployment insurance or other social security legislation,

(i)           Liens on amounts deposited to secure any Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, statutory obligations, trade contracts, governmental contracts, leases and other similar obligations in the ordinary course of business and not in connection with the borrowing of money,

(j)           Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, stay or customs and appeal bonds or performance and return of money bonds obtained in the ordinary course of business,

(k)          with respect to any Real Property, easements, rights of way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges and encumbrances and minor title deficiencies on or with respect to such Real Property, in each case, that do not materially detract from the value of such Real Property or materially interfere with or impair the use or operation thereof,

(l)           [reserved],

(m)          Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)          rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)          Liens granted on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)          Permitted Dispositions,

(r)           Liens securing Indebtedness under the ABL Facility; provided, that such Liens (and the priority thereof) shall at all times be subject to the Intercreditor Agreement,

(s)          [reserved],

(t)           Liens arising under (i) the factoring agreements with Standard Chartered Bank with respect to Accounts owing from Wal-Mart to any of the HK Loan Parties, and (ii) the factoring agreements with Wells Fargo Bank, N.A., Hong Kong Branch with respect to Accounts owing from Target to any of the HK Loan Parties, in each case, so long as such Liens are limited to such Accounts and the Proceeds thereof,

(u)          Liens on leased property evidenced by precautionary UCC financing statements with respect to any true lease permitted by this Agreement, and

(v)          non-exclusive licenses and sublicenses granted by a Loan Party in the ordinary course of business.

For the avoidance of doubt, notwithstanding anything to the contrary herein, in no event shall any ERISA Lien be a Permitted Lien.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation has been established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, and (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 30 days after, the acquisition, construction or improvement of any assets for the purpose of financing or refinancing all or any part of the purchase price or cost of such acquisition, construction or improvement, in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Permitted Surety Bonds” means unsecured guaranties and reimbursement obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guaranty and similar obligations in an aggregate amount not to exceed $100,000 at any time outstanding.

“Person” means each natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other entity or organization, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“PIK Interest” has the meaning specified therefor in Section 2.4(c)(ii) of this Agreement.

“PIK Rate” has the meaning specified therefor in the definition of Applicable Rate.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination, with respect to each Lender and such Lender’s Term Loans (including such Lender’s right to receive payments of principal, interest, fees and other amounts with respect to the Term Loans made by, or Obligations owing to, such Lender, and with respect to all computations and other matters related to the foregoing) the percentage that is obtained by dividing (i) the aggregate principal amount of the Term Loans of such Lender outstanding on such date by (ii) the aggregate principal amount of the Term Loans of all Lenders outstanding on such date.

“Property” means any interest in any kind of property or asset (other than cash), whether real, personal or mixed, and whether tangible or intangible.

“Protected CFC” means, with respect to any CFC, a CFC having only “United States shareholders” that are (i) “domestic corporations” (within the meaning Code Section 7701(a)(30)) classified as “C” corporations for all purposes of the Code (ii) eligible for and can actually take (without any loss or reduction of a material tax benefit) (x) the dividends received deduction under Section 245A of the Code with respect to any and all dividends actually received from such CFC and (y) a complete offset and reduction pursuant to Treasury Regulations Section 1.956-1(a)(2) against any and all inclusions under Sections 951(a)(1)(B) and 956 of the Code pursuant to Treasury Regulations Section 1.956 1.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is held in Deposit Accounts or in Securities Accounts, or any combination thereof, that is the subject of a Control Agreement and is maintained by a branch office of the applicable bank or securities intermediary located within the United States.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to this Agreement, and (b) any fee-owned Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $500,000.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recapitalization Transaction Agreement” means that certain Transaction Agreement, dated as of August 7, 2019, by and among JAKKS, the Consenting Convertible Noteholders and the other persons party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Recapitalization Transactions” means, collectively, (a) (i) the execution and delivery of, and performance by each Loan Party of its Obligations under, the Loan Documents to which it is a party, including the creation and perfection of the Liens on the Collateral, and the payment of Closing Costs and all other fees, costs, expenses and disbursements required to be paid from time to time pursuant to any of the Loan Documents or in connection with the transactions contemplated thereby, (ii) the borrowing of the Term Loans and the use of proceeds thereof by the Borrowers and (iii) all other transactions consummated in connection with any of the foregoing, (b) the entry into, and the incurrence and performance of obligations under, the ABL Facility, and (c) all other transactions contemplated by, entered into, consummated in connection with, or relating to, the Recapitalization Transaction Agreement (including all mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions or other corporate or other transactions that the Loan Parties or any of their Affiliates determine to be necessary or appropriate to implement the Recapitalization Transaction Agreement).

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means Indebtedness incurred in connection with refinancings, renewals, or extensions of Indebtedness otherwise constituting Permitted Indebtedness. so long as:

(a)          the aggregate outstanding principal amount of such Indebtedness does not exceed the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses reasonably incurred in connection therewith, and by the amount of existing unfunded commitments with respect thereto,

(b)          such Indebtedness has a weighted average maturity (measured as of the date of such refinancing, renewal or extension) and maturity no shorter than that of the Indebtedness being refinanced, renewed or extended,

(c)          such Indebtedness is not on terms or conditions that, taken as a whole, are or could reasonably be expected to be, materially adverse to the interests of the Lenders,

(d)          to the extent that the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the Indebtedness incurred in connection with such refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(e)          the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended and, in such case, to no greater extent,

(f)           if the Indebtedness that is refinanced, renewed or extended was unsecured, the Indebtedness incurred in connection with such refinancing, renewal or extension shall be unsecured, and

(g)          if the Indebtedness that is refinanced, renewed, or extended was secured by a Permitted Lien (i) the Indebtedness incurred in connection with such refinancing, renewal, or extension shall be secured by substantially the same or fewer (but in no event additional) categories of collateral as secured such refinanced, renewed or extended Indebtedness, in each case, on terms no less favorable to Agent or the Lender Group, (ii) the Liens securing the Indebtedness incurred in connection with such refinancing, renewal or extension shall not have a priority more senior than the Liens securing the Indebtedness that is refinanced, renewed or extended, and (iii) to the extent the Liens securing the Indebtedness being so refinanced, refunded, renewed or extended were subordinated to any Liens securing the Obligations, the Liens securing the Indebtedness incurred in connection with such refinancing, renewal or extension shall be subordinated at least to the same extent and in any event on terms no less favorable to Agent or the Lender Group.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, investor, agent, counsel, consultant and insurance, environmental, legal, financial and other advisor and representative of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution (whether in cash, securities or other property, assets, rights or obligations), directly or indirectly, on account of Equity Interests issued by Administrative Borrower or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Administrative Borrower) or to the direct or indirect holders of Equity Interests issued by Administrative Borrower or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Administrative Borrower or any of its Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Administrative Borrower) of any Equity Interests issued by Administrative Borrower or any of its Subsidiaries, (c) any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Administrative Borrower now or hereafter outstanding or (d) except in connection with Refinancing Indebtedness permitted by Section 6.1, any optional prepayment, redemption, defeasement, repurchase or other acquisition (whether in cash, securities or other property, assets, rights or obligations) of Subordinated Indebtedness.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Scheduled Provisions” has the meaning set forth on Schedule S hereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Party” means, without duplication, each of Agent, each Lender, each Indemnified Person and each other holder of any Obligation of a Loan Party.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series A Preferred Stock” means 200,000 shares of Series A Preferred Stock issued by JAKKS on the Closing Date on the terms set forth in the “Certificate of Designations of the New Preferred Stock”.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Holder” has the meaning specified therefor in Section 2.8(b)(ii) of this Agreement.

“Subordinated Indebtedness” means (a) the Convertible Notes and (b) any Indebtedness of any Loan Party or its Subsidiaries incurred from time to time after the Closing Date that is subordinated in right of payment to the Obligations and is subject to a Subordination Agreement or contains terms and conditions of subordination that are acceptable to Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Obligations and the ABL Facility do not constitute Subordinated Indebtedness. As of the Closing Date, there is no Subordinated Indebtedness other than the Convertible Notes.

“Subordinated Indebtedness Documents” means, collectively, the documents evidencing the Subordinated Indebtedness, if any.

“Subordination Agreement” means any subordination agreement by and among Agent, Loan Parties and the issuer of any Subordinated Indebtedness on terms and conditions reasonably satisfactory to the Agent or the Required Lenders, as the same may be amended, restated, amended and restated, supplemented and/or modified from time to time subject to the terms thereof. For purposes of this definition, the Intercreditor Agreement is not a Subordination Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Term Loan” means each term loan made by a Lender to any Borrower pursuant to this Agreement (including each term loan made on the Closing Date and each Incremental Term Loan made pursuant to any Incremental Facility Amendment after the Closing Date).

“Term Loan Commitment” means, with respect to each Lender, its commitment to make a Term Loan to the Borrowers in the aggregate principal amount set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement (as the same may be amended to reflect any Lender’s commitment to make Incremental Term Loans in accordance with Section 2.13). The aggregate amount of Term Loan Commitments of all Lenders on the Closing Date (immediately prior to the funding of the Term Loans on the Closing Date) is $134,801,239.38.

“Term Loan Incurrence Conditions” means the conditions precedent to the Closing (as defined in the Recapitalization Transaction Agreement), as set forth in the Recapitalization Transaction Agreement (including payment of the New Money Investment (as defined in the Recapitalization Transaction Agreement)).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date that is 91 days prior to the maturity of the Oasis Convertible Notes or (iii) the date on which the Obligations become due and payable pursuant to the terms of this Agreement.

“Title IV Plan” means an employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Title IV of ERISA, other than a Multiemployer Plan, to which any Loan Party or any of its Subsidiaries incurs or otherwise has or could reasonably be expected to have any obligation or liability, contingent or otherwise, including as a result of an ERISA Affiliate.

“Tollytots Limited” means Tollytots Limited, a company incorporated in Hong Kong with registered number 1251086.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“United States”, “US” and “U.S.”, as applicable, means the United States of America.

“US Loan Party” means a Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit T-1, T-2, T-3 or T-4, as applicable.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.          Accounting Terms.

(a)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.

(b)          When used herein, the term “financial statements” shall include the notes and schedules thereto. All references to a (i) “fiscal year” shall be references to the fiscal year ending on December 31 and (ii) “fiscal quarter” shall be references to the quarterly accounting periods of the Loan Parties and their consolidated Subsidiaries, ending on March 31, June 30, September 30, and December 31 of each year.

(c)          Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (A) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (B) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (other than any qualification (x) relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such accountants, (y) as a result of an impending maturity date of any Indebtedness or (z) any potential inability to satisfy any financial covenant on a future date or in a future period) and (iii) to the extent that any change in GAAP after the Closing Date results in any lease which is, or would be, classified as an operating lease under GAAP as it exists on the Closing Date being classified as a capital lease under revised GAAP, such change in classification of leases from operating leases to capital leases shall be ignored for purposes of this Agreement.

1.3.         Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4.          Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, restatements, amendments and restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, restatements, amendments and restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” (whether capitalized or otherwise) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal or mixed, and including cash, securities, accounts and contract rights. The words “liability” and “liabilities” shall be construed broadly to include all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the outstanding principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Term Loans, (ii) all Lender Group Expenses required to be paid hereunder that have accrued and are unpaid (other than unasserted contingent indemnification or unasserted expense reimbursement obligations), and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) [reserved], (c) [reserved], (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations (other than unasserted contingent indemnification or unasserted expense reimbursement obligations) for which a claim or demand for payment has been made in writing on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification obligations, and (f) the termination of all of the Term Loan Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.          Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.          Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference

1.7.          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.	LOANS AND TERMS OF PAYMENT.

2.1.         Term Loans.

(a)          Subject to the terms and conditions of this Agreement and the Recapitalization Transaction Agreement, and in reliance upon the representations and warranties of the Loan Parties contained herein and therein, each Lender (severally, and not jointly or jointly and severally with any other Lender) agrees to make a Term Loan to Borrowers on the Closing Date in the aggregate principal amount equal to such Lender’s Term Loan Commitment.

(b)          By executing and delivering this Agreement, each Lender and the Borrowers agree, and the Agent acknowledges, (i) that Term Loans shall be deemed to have been made by such Lender, and Obligations in respect thereof incurred by the Borrowers, on the Closing Date concurrently with, and automatically upon, satisfaction of the Term Loan Incurrence Conditions (for the avoidance of doubt, without the requirement for any cash or other funds to be provided to the Agent by such Lender hereunder); provided, that delivery by the Administrative Borrower of the Closing Certificate shall be conclusive evidence of the such satisfaction and the Agent shall have no obligation to verify any Lender’s compliance with any terms of the Recapitalization Transaction Agreement or take any other action in connection with the making of the Term Loans hereunder, (ii) no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made hereunder by such other Lender and (iii) such Lender’s agreement to make a Term Loan to the Borrowers as provided in Section 2.1(a) shall be deemed satisfied, and its Term Loan Commitments shall expire, immediately and automatically upon such Lender’s Term Loans being deemed funded in accordance with the foregoing.

(c)          Amounts borrowed as Term Loans that are repaid or prepaid (whether any such payment is voluntary, scheduled or mandatory) may not be reborrowed.

(d)          The Borrowers and the Lenders each agree (a) that the Term Loans shall be treated as debt for United States federal income tax purposes and (b) to adhere to this Section 2.1(d) for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent with the foregoing. EACH TERM LOAN IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE CODE., AND EACH LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, AND YIELD TO MATURITY OF THE TERM LOANS HELD BY IT BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE CHIEF FINANCIAL OFFICER OF THE ADMINISTRATIVE BORROWER IN ACCORDANCE WITH SECTION 11. The inclusion of this Section 2.1(d) is not an admission by any Lender that it is subject to U.S. taxation.

2.2.          Evidence of Debt. Any Lender may request that the Term Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender substantially in the form attached hereto as Exhibit B. Thereafter, the Term Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.3.          Loan Account. Agent (or an agent or sub-agent appointed by it) (as a non-fiduciary agent on behalf of Borrowers) shall maintain an account or register on its books (the “Loan Account”) showing, among other things recorded thereon in accordance with the Agent’s practices, (i) the names and addresses of the Lenders, (ii) the principal amounts (and stated interest) of the Term Loans owing to each Lender, (iii) the amount of payment Obligations owing to each Lender (including accrued interest, fees and expenses (including Lender Group Expenses)) and the due date thereof and (iv) the amount of any payment (including prepayment) made by the Borrowers in respect of any Obligations and the date of such payment. Recordations made by the Agent in the Loan Account shall be conclusive and binding on the Loan Parties and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s rights with respect to its Term Loans or the Loan Parties’ Obligations to any Lender. The Borrowers hereby agree that, to the extent the Agent serves as the Borrowers’ non-fiduciary agent for purposes of maintaining the Loan Account, the Agent and its Related Persons shall constitute “Indemnitees”.

2.4.         Interest.

(a)          Interest Rates. Except as otherwise provided herein, the Term Loans shall bear interest on the unpaid principal amount thereof from the date made until repaid in full (whether by acceleration or otherwise) at the Applicable Rate; provided, that at the election of Agent or the Required Lenders while any Event of Default exists and is continuing (or automatically while an Event of Default under Section 8.1, 8.4 or 8.5 exists), the Borrowers shall pay interest on the outstanding principal amount of the Term Loans and the overdue amount (if any) of any other Obligations at the Default Rate (such Default Rate interest, the “Default Interest”).

(b)          Maximum Lawful Rate. Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder are subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(c)          Interest Payments.

(i)         Interest on the Term Loan shall be paid in arrears on each Interest Payment Date; provided, that, all Default Interest shall be payable promptly upon (but in any event no later than three (3) Business Days after) demand.

(ii)       All Default Interest (other than the amount thereof calculated by reference to the PIK Rate component of the Applicable Rate portion of the Default Rate) and the amount of interest accruing on the outstanding principal of Term Loans calculated solely by reference to the Cash Rate component of the Applicable Rate shall, in each case, be paid in cash in immediately available funds, and shall be deemed paid by the Borrowers upon receipt of the same by the Agent at its Account. All interest accruing on the outstanding principal of Term Loans calculated solely by reference to the PIK Rate component of the Applicable Rate shall be paid “in kind”, by increasing the then-outstanding principal amount of the Term Loans by (and capitalizing and compounding) the amount of such interest (such interest “PIK Interest”), and such PIK Interest shall be deemed paid once a record of the applicable increase to the outstanding principal amount of Term Loans has been recorded by the Agent in the Loan Account; provided, that, once paid and capitalized in accordance with the foregoing, (x) all future interest payments and all other amounts determined by reference to the principal amount of Term Loans shall be calculated by reference to the outstanding principal amount of Term Loans “pro forma” for such capitalization and (y) all references to payments or repayments of principal shall be construed as referring to the principal amount of Term Loans “pro forma” for such capitalization.

(d)         Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

2.5.          Lender Group Expenses. The Borrowers promise to pay all Lender Group Expenses. All accrued and unpaid Lender Group Expenses shall be payable by the Borrowers in cash not later than the 30th day after the date on which an invoice therefor is delivered by Agent to Administrative Borrower. Borrowers agree that their obligations contained in this Section 2.5 shall survive the resignation of the Agent, the replacement of any Lender, the repayment, satisfaction or discharge of all other Obligations and the termination or discharge of the Loan Documents.

2.6.         Promise to Pay. Subject to Section 2.5 and except to the extent expressly required to be paid on another date, Borrowers unconditionally promise to pay all outstanding Term Loans and all other outstanding Obligations in full on the Termination Date.

2.7.          Payments Generally; Pro Rata Treatment; Apportionment; Application; Prepayments.

(a)          Payments by Borrowers.

All payments (including prepayments) required to be made by Borrowers or any other Loan Party under the Loan Documents or otherwise on account of the Obligations shall be made (x) without set off, recoupment, counterclaim or deduction of any kind, (y) to Agent’s Account and (z) by wire transfer in immediately available funds, no later than 2:30 p.m. (New York City time) on the date due. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:30 p.m. (New York City time). If any payment item is received into Agent’s Account on a non-Business Day or after 2:30 p.m. (New York City time) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day, and any applicable interest or fee shall continue to accrue until such following Business Day. If any payment is due hereunder on a day that is not a Business Day, such payment shall be deemed to be due on the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Each Loan Party hereby irrevocably waives the right to direct the application of any and all payments in respect of any Obligation and, during the continuance of a Default or Event of Default, any proceeds of Collateral.

(b)          Pro Rata Shares; Apportionment and Application.

(i)            All payments (including prepayments) made by the Loan Parties, and all other amounts (including all proceeds of Collateral) received by the Agent, with respect to, or on account of, any Obligations owed to the Lenders shall be allocated among the Lenders ratably, in proportion to their respective Pro Rata Shares. Except as expressly provided, whenever a provision in any Loan Document refers to a payment being made to the Lenders or on account of the Term Loans or other Obligations owed to the Lenders, such payment shall be made in accordance with this Section 2.7(b)(i). All payments in respect of the principal amount of the Term Loans shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid (calculated up to the date of such payment).

(ii)           All voluntary and mandatory prepayments of the principal amount of Term Loans shall be for the account of the Lenders and apportioned among the Lenders in accordance with their Pro Rata Share of the aggregate amount of Term Loans outstanding on such date.

(iii)          At any time that an Application Event has occurred and is continuing, all payments (including all prepayments) remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)       first, to pay Obligations owing to the Agent in its capacity as Agent (including all Lender Group Expenses (including cost or expense reimbursements) and indemnities due to Agent), until paid in full;

(B)       second, ratably, to pay Lender Group Expenses (including cost or expense reimbursements) or indemnities) then due to the Lenders under the Loan Documents, until paid in full;

(C)       third, ratably, to pay accrued and unpaid interest in respect of the Term Loans, until paid in full;

(D)       fourth, ratably, to pay the principal of all outstanding Term Loans, until paid in full;

(E)       fifth, to pay all other outstanding Obligations, until paid in full; and

(F)       sixth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)       So long as no Application Event has occurred and is continuing, each payment made by Borrowers to Agent and specified by Borrowers to be for the payment of any specific type of Obligation (other than the principal of the Term Loans) then due and payable or prepayable shall be applied in satisfaction of such Obligation.

(v)       References in this Agreement or any other Loan Document to “payment in full” (or similar construct) with respect to any type of Obligation shall be construed as references to payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements (other than unasserted contingent indemnification and unasserted expense reimbursement obligations (including with respect to Lender Group Expenses)), irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

2.8.          Prepayments.

(a)          Optional Prepayments of Term Loans. Borrowers may prepay the principal of any Term Loan at any time in whole or in part, without premium or penalty; provided, that the Administrative Borrower shall deliver a written notice of such prepayment to the Agent not later than 2:30 p.m. (New York City time) one (1) Business Day prior to the date of such prepayment.

(b)          Mandatory Prepayments.

(i)            Within one Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of assets of any Loan Party or any of its Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (j), (k), (l), (m) or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.7 in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected security interest, and (D) such Loan Party or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party or such Loan Party’s Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.7; provided, that no Loan Party nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $1,000,000 in any given fiscal year. Nothing contained in this Section 2.8(b) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4. Notwithstanding the foregoing, to the extent that the Borrowers or any of their Subsidiaries receive Net Cash Proceeds attributable to ABL Priority Collateral (as defined in the Intercreditor Agreement), the amount of such Net Cash Proceeds attributable to such ABL Priority Collateral shall, to the extent required by the Intercreditor Agreement so long as the ABL Facility is in effect, not be required to be applied towards the Obligations but shall instead, to the extent required by the ABL Facility and the Intercreditor Agreement, be applied to prepay obligations under the ABL Facility in accordance with the ABL Credit Agreement and the Intercreditor Agreement.

(ii)           Equity. Within one Business Day of the date of the date of receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds from the issuance or sale by any Loan Party or any of its Subsidiaries of any Equity Interests (other than (A) in the event that any Loan Party or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party or such Subsidiary, as applicable, (B) the issuance of Equity Interests by Administrative Borrower to any Person that is an equity holder of Administrative Borrower prior to such issuance (a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interests of Administrative Borrower so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interests to such Subject Holder, (C) [reserved], (D) the issuance of Equity Interests of Administrative Borrower to directors, officers and employees of Administrative Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (E) the Series A Preferred Stock, and (F) the issuance of Equity Interests by a Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (E) above), Borrowers shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.7 in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.8(b)(ii) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement. Notwithstanding the foregoing, to the extent that (but only for so long as) the Intercreditor Agreement prohibits the application of Net Cash Proceeds of issuances of Equity Interests towards payment of the Obligations prior to the Discharge of ABL Obligations, the amount of such Net Cash Proceeds shall not be required to be applied towards the Obligations as set forth above but shall instead be applied to prepay obligations under the ABL Facility in accordance with the ABL Credit Agreement and the Intercreditor Agreement.

(iii)          Indebtedness. Within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds from the issuance of any debt securities or the issuance or incurrence of any other Indebtedness (other than Net Cash Proceeds of any Permitted Indebtedness), the Administrative Borrower shall notify the Agent in writing thereof and Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of such Net Cash Proceeds. For the avoidance of doubt, nothing contained in this Section 2.8 shall permit (or be construed as permitting or constituting implied consent in respect of) any Disposition, issuance or incurrence by any Loan Party or any of its Subsidiaries of any Equity Interests or any Indebtedness, other than, in each case, solely to the extent made in accordance with Article 6. Notwithstanding the foregoing, to the extent that (but only for so long as) the Intercreditor Agreement prohibits the application of Net Cash Proceeds attributable to such Indebtedness towards payment of the Obligations prior to the Discharge of ABL Obligations, the amount of such Net Cash Proceeds attributable to such Indebtedness shall not be required to be applied towards the Obligations as set forth above but shall instead be applied to prepay obligations under the ABL Facility in accordance with the ABL Credit Agreement and the Intercreditor Agreement.

(c)          Notice of Mandatory Prepayment. Administrative Borrower shall provide written notice of any mandatory prepayment of the Obligations required to be made pursuant to Section 2.8(b) by at least 2:30 p.m. (New York City time) one Business Day prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of Section 2.8(b) the prepayment is being made.

(d)          Application of Payments. Each optional prepayment and each mandatory prepayment made pursuant to this Section 2.8 shall by applied in the manner set forth in Section 2.7.

2.9.          Fees.

(a)          Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)          Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, on or prior to the 30th day after the date on which an invoice therefor is delivered by Agent to Administrative Borrower, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party performed by or on behalf of Agent, and (ii) the reasonable and documented out-of-pocket fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof, or to assess any Loan Party’s or its Subsidiaries’ business valuation.

2.10.        Increased Costs; Capital Requirements.

(a)          Compensation For Increased Costs and Taxes. In the event that any Lender shall determine (which determination shall be set forth in a certificate of such Lender setting forth the calculation thereof in reasonable detail and shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Excluded Tax or Indemnified Tax) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder, any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder, or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrowers shall pay to such Lender promptly upon (but in any event not later than 30 days after) receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Person for any such increased cost or reduction in amounts received or receivable hereunder.

(b)         Capital Adequacy. In the event that any Lender shall determine (which determination shall be set forth in a certificate of such Lender setting forth the calculation thereof in reasonable detail and shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) any change in any Capital Adequacy Regulation or other Change in Law, (ii) any interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (ii) compliance by such Lender, or any Person controlling such Lender (including any parent bank holding company), with any Capital Adequacy Regulation affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of this Agreement, then, within 30 days of demand by such Lender (with a copy to Agent), Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the Person controlling such Lender) on an after-tax basis for such increase. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall be deemed to be a change in a Capital Adequacy Regulation for purposes of this Agreement, irrespective of the date enacted, adopted or issued.

(c)          Availability; Delay in Requests. Notwithstanding anything herein to the contrary, the protection of this Section 2.10 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for the Lenders affected thereby to comply therewith. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180-days prior to the date that such Lender notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.11.       Joint and Several Liability of Borrowers.

(a)          Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)          Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)          If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)         The Obligations of each Borrower under the provisions of this Section 2.11 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.11(d)) or any other circumstances whatsoever.

(e)          Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Term Loans, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group, including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.11 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent or any other member of the Lender Group may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)           Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)          The provisions of this Section 2.11 are made for the benefit of Agent, each member of the Lender Group, and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied (including contingent obligations). If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.11 will forthwith be reinstated in effect, as though such payment had not been made.

(h)          Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.11, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group, and shall forthwith be paid to Agent to be credited and applied to the Obligations in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)           Each of the Borrowers hereby acknowledges and affirms that it understands that, to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i)            all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)           all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Agent, the other members of the Lender Group may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and (iii) all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

2.12.       Incremental Term Loans.

(a)          The Borrowers may, at any time or from time to time (including on one or more occasions) after the Closing Date but prior to the Termination Date, by notice to the Agent (for delivery to the Lenders), request additional credit extensions in the form of one or more increases of the Term Loans existing on the date of such request or one or more additional tranches of term loans issued under this Agreement (as amended by any Incremental Facility Amendment in accordance with this Section 2.12) (each such increase or additional tranche, the “Incremental Term Loans”); provided, that, after giving effect to the incurrence of any Incremental Term Loans, the aggregate principal amount of outstanding Term Loans shall not exceed 120% of the aggregate Term Loan Commitments of the Lenders in effect on the Closing Date; provided, further, that, (i) the opportunity to provide such Incremental Term Loans shall be offered to each existing Lender in accordance with its Pro Rata Share of the outstanding Term Loans (but no Lender shall be obligated to provide any Incremental Term Loans unless it so agrees), (ii) after giving effect to the funding of any such Incremental Term Loans, no Default or Event of Default shall exist or be continuing and (iii) the terms and conditions applicable to such Incremental Term Loans (including the Applicable Rate and the Maturity Date), if requested to be different to the terms and conditions applicable to Term Loans outstanding at the time of such request, shall be satisfactory to each Person that is a Lender immediately prior to the incurrence of any Incremental Term Loans (in addition to each Person that elects to provide such Incremental Term Loans).

(b)          If any existing Lender declines (or does not elect) to provide any Incremental Term Loans within ten (10) days of the Borrowers’ request made in accordance with clause (a) above (such date, the “Incremental Term Loan Offer Acceptance Date”), the principal amount of Incremental Term Loans offered to such Lender shall instead be offered to other existing Lenders in accordance with their Pro Rata Shares; provided, that, any existing Lender may elect to provide more than its Pro Rata Share of any Incremental Term Loans with the consent of the other existing Lenders. If, notwithstanding the foregoing, existing Lenders do not elect to provide such amount of Incremental Term Loans as are requested by the Borrowers within five (5) days of such the Incremental Term Loan Offer Acceptance Date, such amount of Incremental Term Loans may, subject to the prior consent of such existing Lenders, instead be made by any other Person (each, an “Additional Lender”). Commitments in respect of Incremental Term Loans shall become Term Loan Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement, executed by the Agent, the Borrowers, each Lender agreeing to provide such Incremental Term Loans and such number of existing Lenders (if any) as is required under Section 14.1 in connection with any amendments to this Agreement resulting from the establishment of such Incremental Term Loans (if any), as well as any amendments to any other Loan Documents, in each case, made in accordance with Section 14.1 and the amendment provisions applicable to such other Loan Documents. Any Incremental Term Loans shall be evidenced by one or more entries in the Register maintained by the Agent. In connection with the foregoing, to the extent reasonably requested by the Lenders providing the Incremental Term Loans or by the Agent, the Agent shall receive board resolutions, officers’ certificates, legal opinions and other materials reasonably consistent with those delivered on the Closing Date under Section 3.1.

(c)          Unless otherwise specifically provided herein or in the applicable Incremental Facility Amendment, (i) all references in this Agreement and any other Loan Document to Term Loans shall be deemed to include Incremental Term Loans made pursuant to this Section 2.12, and such Incremental Term Loans shall constitute Term Loans, and (ii) all Incremental Term Loans shall, except to the extent agreed to by the Persons providing such Incremental Term Loans, be entitled to all the benefits afforded by this Agreement and the other Loan Documents and benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.          Conditions Precedent to the Effectiveness and Making of Term Loans. The effectiveness of this Agreement and the obligation of each Lender to make the Term Loans hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender (or written waiver in accordance with Section 14.1), of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (provided, that each Lender that delivers its signature to this Agreement to the Agent and confirms that such signature may be released by the Agent on its behalf shall conclusively be deemed to have confirmed satisfaction or waiver of the conditions precedent).

3.2.          Effect of Maturity or Termination Date. On the Termination Date, all of the Obligations immediately shall become due and payable, without notice or demand, and Borrowers shall be required to repay all of the Obligations in full in cash. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full in cash, Agent’s Liens on the Collateral shall be automatically released and discharged and Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to evidence the release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement and to induce the Lenders to make the Term Loans, each Borrower makes the following representations and warranties to the Lender Group, each of which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.         Due Organization and Qualification; Subsidiaries.

(a)          Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and licensed to do business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except to the extent the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)         Set forth on Schedule 4.1(b) is, as of the Closing Date, a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding (including the owner thereof).

(c)          Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)          Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 4.1(d), no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2.         Due Authorization; No Conflict.

(a)          As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party.

(b)          As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate (x) any material provision of federal, state, or local law or regulation applicable to such Loan Party, (y) the Governing Documents of such Loan Party, or (z) any material order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of such Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.          Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date and (iii) registrations, consents, approvals, notices or other actions which the failure to obtain, make or take could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.4.          Binding Obligations; Perfected Liens.

(a)          Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto, and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)          Agent’s Liens are validly created and perfected (other than with respect to Collateral in which Agent’s Lien is not required to be perfected under the Loan Documents) first priority Liens, subject only to Permitted Liens which are not required under the terms of the Loan Documents to be subordinated to Agent’s Liens and subject to the lien priorities set forth in the Intercreditor Agreement.

4.5.         Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.         Litigation.

(a)          There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that (i) either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or (ii) purport to affect or pertain to any Loan Document or any Recapitalization Transactions.

(b)          Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $100,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, threatened against a Loan Party or any of its Subsidiaries.

4.7.         Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any Requirement of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.         No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2018, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9.         Solvency.

(a)         The Loan Parties are Solvent on a consolidated basis and taken as a whole.

(b)          Each Borrower is Solvent.

(c)          No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.        Employee Benefits; ERISA Compliance. Schedule 4.10 sets forth, as of the Closing Date, a complete and accurate list of, and separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans, (c) all OPEB Plans that could reasonably be expected to result in material liability, individually or in the aggregate with other OPEB Plans, and (d) all Benefit Plans intended to be tax-qualified under Section 401 of the Code. Each Benefit Plan, and each trust thereunder, (i) intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies and (ii) is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law. Except for those that would not reasonably be expected to result in liabilities in excess of $1,000,000, there are no existing or pending (or to the knowledge of any Loan Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party or any of its Subsidiaries incurs or otherwise has or could have an obligation or any liability. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, resulted in or could reasonably be expected to result in liabilities in excess of $1,000,000 or the imposition of a Lien on any assets of any Loan Party or any of its Subsidiaries. No Loan Party nor any Subsidiary of a Loan Party nor any ERISA Affiliate has any liabilities with respect to any OPEB Plan that could reasonably be expected to result in material liability, individually or in the aggregate with other OPEB Plans.

4.11.       Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.       Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents is, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, when furnished and taken as a whole, true and accurate, in all material respects, on the date as of which such information is dated or certified and does not and will not, when furnished and taken as a whole, omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, in each case, after giving effect to all supplements and updates thereto subsequent to the date on which such information was dated, certified or furnished. The Projections delivered to Agent on May 20, 2019 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.13.       Patriot Act. To the extent applicable, the Loan Parties and their Subsidiaries are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”) and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Term Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

4.14.       Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.       Payment of Taxes. All material Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed with the appropriate Governmental Authority and all material Taxes shown on such Tax returns to be due and payable and all other material Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Proper and accurate amounts have been withheld by each Loan Party and its Subsidiaries from their respective employees for all periods in compliance in all material respects with the Tax, social security and unemployment withholding provisions of applicable requirements of Law and such withholdings have been timely paid to the respective governmental authorities. No Loan Party or any Subsidiary of any Loan Party has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or is a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent.

4.16.       Margin Stock. No Loan Party nor any of its Subsidiaries owns (or expects to acquire) any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose, in each case that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.       Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Term Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

4.19.       Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no arbitration proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in liabilities to any Loan Party or its Subsidiaries, individually or in the aggregate, in excess of $500,000, (ii) no strike, labor dispute, slowdown, lockouts, stoppage or similar action pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiaries that could reasonably be expected to result liabilities to any Loan Party or its Subsidiaries, individually or in the aggregate, in excess of $500,000, or (iii) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or any Subsidiary thereof, and, to the knowledge of any Loan Party, no union (or similar) petition pending with respect to the employees of any Loan Party or its Subsidiaries and no union (or similar) organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries, in each case in connection with their employment by any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The (x) hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act and (y) Loan Parties and their Subsidiaries are in compliance with all Requirements of Law with respect to the employment of any of their employees, except, in each case, to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in liabilities to any Loan Party or its Subsidiaries, individually or in the aggregate, in excess of $500,000. All payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in liabilities to any Loan Party or its Subsidiaries, individually or in the aggregate, in excess of $500,000.

4.20.       No Default. No Loan Party and no Subsidiary is in default under or with respect to any Material Contract.

4.21.       Leases. In each case except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22.       Brokers’ Fees; Transaction Fees. Except for fees payable to Agent, the Lenders (or their Related Persons), and (without duplication of the foregoing) except to the extent constituting Closing Costs, none of Loan Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the Recapitalization Transactions on the Closing Date.

4.23.       Notes Documents. Borrowers have delivered to Agent a complete and correct copy of the Notes Documents, including all schedules and exhibits thereto, executed on the Closing Date. The execution, delivery and performance of each of the Notes Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each Notes Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.24.       ABL Loan Documents. Borrowers have delivered to Agent a complete and correct copy of the ABL Loan Documents, including all schedules and exhibits thereto, executed on the Closing Date. The execution, delivery and performance of each of the ABL Loan Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each ABL Loan Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.25.       Insurance. Schedule 4.25 lists all insurance policies of any nature maintained by the Loan Parties, as of the Closing Date, including issuers, coverages and deductibles. Each Loan Party and each of its Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of Loan Parties and, to the extent relevant, owning similar properties in localities where such Person operates.

4.26.       Location of Inventory. Except as set forth in Schedule 4.26, the Inventory of Loan Parties and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.26 to this Agreement (as such Schedule may be updated pursuant to Section 5.14).

4.27.       HK Collateral Documents.

(a)         No Filing or Stamp Taxes. Except for registration fees associated with the registration of the HK Collateral Documents at the Hong Kong Companies Registry, there are no Requirements of Law for the HK Collateral Documents to be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the HK Collateral Documents or the transactions contemplated by the HK Collateral Documents.

(b)          Ranking of Collateral. The Collateral under the HK Collateral Documents has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Collateral, other than as may be granted in favor of the Agent and the Lenders from time to time.

(c)           Ownership. The entire issued share capital of JAKKS HK is legally and beneficially owned and controlled by JAKKS. The entire issued share capital of each HK Loan Party (other than JAKKS HK) is legally and beneficially owned and controlled (directly or indirectly) by JAKKS HK. The shares in the capital of each HK Loan Party are fully paid and are not subject to any option to purchase or similar rights.

(d)         Legal and Beneficial Ownership. Each HK Loan Party is the sole legal and beneficial owner of the respective assets over which it purports to grant Collateral.

(e)          Shares. The constitutional documents of HK Loan Parties do not restrict or inhibit any transfer of the shares of any HK Loan Party on creation or enforcement of the HK Collateral Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any HK Loan Party (including any option or right of pre-emption or conversion).

(f)          Representations and Warranties. The representations and warranties contained in each HK Collateral Document are true and accurate in all material respects at the time they are expressed to be given in each case in accordance with the facts and circumstances then existing.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Term Loan Commitments and payment in full of the Obligations:

5.1.         Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain books and records and a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, (d) agree that they will maintain at a location in the United States that is subject to a collateral access agreement, true, correct and current copies of the financial data for the financial transactions of JAKKS Hong Kong, JAKKS Canada and each other Foreign Subsidiary in a manner consistent with past practice, and (e) agree that upon the reasonable request of Agent, shall cause copies of the books and records of JAKKS Hong Kong and JAKKS Canada that substantiate the transactions recorded in such general ledger to be located at a location in the United States that is subject to a collateral access agreement. Documents required to be delivered pursuant to Schedule 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which such documents are posted on Administrative Borrower’s behalf on the website of the SEC (including, for the avoidance of doubt, periodic financial statements filed on Form 10-K or Form 10-Q, as applicable).

5.2.          Reporting. Borrowers (a) will deliver to Agent each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers and Agent hereby agree that the delivery of any reports set forth on Schedule 5.2 to this Agreement (to the extent deliverable) through the Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such reports, with the same legal effect as if such reports had been manually executed by Borrowers and delivered to Agent.

5.3.          Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and preserve and maintain in full force and effect all rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.          Maintenance of Properties and Material Contracts. Each Loan Party will, and will cause each of its Subsidiaries to, (a) maintain in full force and effect and comply in all material respects with all Material Contracts and (b) maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, obsolescence and condemnation and Permitted Dispositions excepted, except, in each case, where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect.

5.5.         Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than Taxes not in excess of $100,000 outstanding at any time and other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6.          Insurance.

(a)          Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance with respect to each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(b)          Borrowers shall give Agent prompt notice of any loss exceeding $100,000 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(c)           If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are reasonably satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise reasonably satisfactory to Agent and all Lenders.

5.7.          Inspection.

(a)          Each Loan Party will, and will cause each of its Subsidiaries to, permit duly authorized representatives or agents of the Agent and each Lender to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or such Lender may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).

(b)          Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate with reasonable prior notice to Administrative Borrower, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).

(c)          So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than one field examination in such calendar year (increasing to two field examinations if an Increased Reporting Event has occurred during such calendar year) and one inventory appraisal in such calendar year (increasing to two inventory appraisals if an Increased Reporting Event has occurred during such calendar year).

5.8.          Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Requirements of Law, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

5.9.          Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,

(a)          Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except, in each case, as could not reasonably be expected to result in a Material Environmental Liability,

(b)          Comply with Environmental Laws, except, in each case, as could not reasonably be expected to result in a Material Environmental Liability, and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)         Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries if such release could reasonably be expected to result in a Material Environmental Liability, and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)          Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, in each case, if such Environmental Action could reasonably be expected to result in a Material Environmental Liability, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority if such violation, citation or administrative order could reasonably be expected to result in a Material Environmental Liability.

5.10.        Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days (or such longer period as Agent may agree in its sole discretion) after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than forward-looking information, projections and other financial forecasts and budgets, information of a general economic nature, general information about Borrowers’ industry, and information and reports provided by third party advisors) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, in each case, after giving effect to all supplements and updates thereto subsequent to the date on which such information was furnished. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.       Formation of Subsidiaries; Additional Loan Parties. If, at any time:

(a)          any Loan Party forms or acquires any direct or indirect Subsidiary organized under the laws of the United States or Hong Kong (other than any Excluded Subsidiary);

(b)          any (i) direct or indirect Subsidiary of any Loan Party organized under the laws of the United States or Hong Kong ceases to be an Excluded Subsidiary or (ii) Administrative Borrower determines that any of its Subsidiaries shall guarantee the Obligations;

(c)          at the end of any fiscal quarter, the consolidated total assets or consolidated total revenues of the US Loan Parties and HK Loan Parties (on an aggregate basis) (determined on the basis of the four fiscal quarters then-ended) comprise less than 80% of the consolidated total assets or consolidated total revenues of the Administrative Borrower and each of its Subsidiaries (on an aggregate basis) for such period; or

(d)          any direct or indirect Subsidiary of any Loan Party that, at such time, is not a Loan Party, guarantees or otherwise acts as surety for, or becomes an obligor in respect of, the ABL Obligations or any other Indebtedness of a Loan Party or a Subsidiary of a Loan Party (other than Permitted Indebtedness), or grants a Lien on any of its assets to secure the ABL Obligations or any other Indebtedness of a Loan Party or a Subsidiary of a Loan Party that is not permitted to be secured pursuant to Section 6.2, or otherwise provides any credit support or enhancement in respect of the ABL Obligations or any other Indebtedness of a Loan Party or a Subsidiary of a Loan Party (other than Permitted Indebtedness), then, within (x) in the case of clauses (a) and (b) of this Section 5.11, thirty (30) days of the formation, acquisition or designation, as applicable, of such Subsidiary (or such later date as may be permitted by Agent in its sole discretion), (y) in the case of clause (c) of this Section 5.11, thirty (30) days of the date the financial statements for the applicable fiscal quarter are required to be delivered hereunder (or such later date as may be permitted by Agent in its sole discretion), or (z) in the case of clause (d) of this Section 5.11, within one Business Day (or such later date as may be permitted by Agent in its sole discretion) of the date such Subsidiary guarantees the ABL Facility or such other Indebtedness of a Loan Party or a Subsidiary of a Loan Party (other than Permitted Indebtedness), the Loan Parties shall, in each case:

(A)       (x) in the case of clauses (a), (b) and (d) above, designate such Subsidiary as a Loan Party and a Guarantor and (y) in the case of clause (c) above, designate as Loan Parties and Guarantors such additional Subsidiaries as would have been sufficient to achieve compliance with the 80% threshold set forth in clause (c) above had such Subsidiaries been Loan Parties and Guarantors throughout the relevant period(s), in each case, by delivering a notice of such designation to the Agent (each Subsidiary that is designated as a Loan Party and a Guarantor in accordance with the foregoing, an “Additional Obligor”);

(B)       cause each Additional Obligor to become a party to the Guaranty and Security Agreement and, subject to the limitations set forth herein and in the other Loan Documents, to execute and deliver such other guaranties, collateral and security agreements and such other documents and instruments (including (x) foreign law documentation reasonably requested by Agent with respect to any such Subsidiary that is a Foreign Subsidiary and (y) Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of greater than $500,000), as well as deliver appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent to guarantee the Obligations and to create the Liens intended to be created under the Collateral Documents and perfect such Liens to the extent required by or in a manner consistent with the Loan Documents (including with the priority required by the Intercreditor Agreement); provided, that, with respect to each Subsidiary that is required to become an Additional Obligor pursuant to clause (d) above, such Subsidiary shall, in addition to the foregoing and subject to the Intercreditor Agreement (as applicable), take such additional actions and deliver such additional documents as shall be required by the Agent to ensure that the Secured Parties hereunder are treated as favorably as the secured parties or other beneficiaries under the ABL Facility or such other Indebtedness of a Loan Party or a Subsidiary of a Loan Party (other than Permitted Indebtedness), as applicable;

(C)       provide to Agent a pledge agreement (or an addendum or joinder to the Guaranty and Security Agreement) and appropriate certificates and powers (to the extent the applicable Equity Interests are certificated), pledging all of the direct or beneficial ownership interest in each such Additional Obligor, in each case, in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent with respect to a Foreign Subsidiary, shall be governed by the laws of the jurisdiction of such Subsidiary); and

(D)       provide to Agent all other documentation (including the Governing Documents of such Subsidiary and customary opinions of counsel (as applicable)) reasonably satisfactory to Agent, which, in its reasonable opinion, is customary and appropriate or reasonably necessary with respect to the execution and delivery of the applicable documentation referred to above or the performance of such Additional Obligor’s obligations thereunder (including (x) policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage and (y) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and requested by the Agent).

Notwithstanding anything in this Agreement to the contrary, (x) no actions will be required outside the United States in order to create or perfect any security interest in any asset located outside the United States (other than any such actions in (A) Hong Kong with respect to the JAKKS HK Loan Parties, and (B) any other jurisdiction with respect to a Non-US Loan Party, to the extent reasonably requested by the Agent, as applicable), except to the extent that such actions have been taken by or with respect to the applicable Additional Obligor in connection with the ABL Facility or such other Indebtedness of a Loan Party or a Subsidiary of a Loan Party (other than Permitted Indebtedness), as applicable, and (y) no non-U.S. law governed security or pledge agreements, foreign law governed mortgages or deeds or non-U.S. intellectual property filings or searches will be required (in each case, other than any such agreements governed under the laws of (A) Hong Kong, with respect to the JAKKS HK Loan Parties, and (B) any other jurisdiction, with respect to a Non-US Loan Party, to the extent reasonably requested by the Agent, as applicable), except to the extent that such agreements, mortgages, deeds, filings or searches, as applicable, have been provided by or with respect to the applicable Additional Obligor in connection with the ABL Facility or such other Indebtedness of a Loan Party or a Subsidiary of a Loan Party (other than Permitted Indebtedness), as applicable. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12.       Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent and in accordance with the Guaranty and Security Agreement and subject to the limitations and qualifications set forth herein and therein, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens on substantially all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral pursuant to the Guaranty and Security Agreement), to create and perfect Liens in favor of Agent in any fee-owned Real Property acquired by any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 30 days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral pursuant to the Guaranty and Security Agreement). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be reasonably satisfactory to Agent.

5.13.       Lender Meetings. Borrowers will, within ninety (90) days after the close of each fiscal year of Administrative Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Administrative Borrower.

5.14.       Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at the locations identified on Schedule 4.26 to this Agreement (provided that Borrowers may amend Schedule 4.26 to this Agreement so long as such amendment occurs by written notice to Agent not less than ten days (or such later date as the Agent may agree in its sole discretion) prior to the date on which such Inventory is moved to such new location and so long as such new location is within the continental United States), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement (unless Administrative Borrower has provided Agent with not less than ten days (or such later date as the Agent may agree in its sole discretion) prior written notice of any such change in chief executive office). Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 4.26 to this Agreement.

5.15.       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.16.       Conditions Subsequent. Borrowers agree to take such actions, deliver such documents or other items, and satisfy or comply with such conditions or requirements (as applicable), as are set forth on Schedule 5.16 to this Agreement, in each case, on or before the date applicable thereto, (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

5.17.       Notices. Administrative Borrower shall notify promptly (and in no event later than three (3) Business Days after a responsible officer of any Loan Party or any of its Subsidiaries becomes aware thereof (or such longer time period as the Agent may agree in its sole discretion)) Agent of the following:

(a)          Default; Event of Default; Change of Control; Breach. The occurrence or existence of (i) any Default or Event of Default, or any event or circumstance that could reasonably be expected to become a Default or Event of Default hereunder or a “default” or “event of default” under the ABL Facility or any other Indebtedness with an aggregate principal amount outstanding in excess of $10,000,000, or (ii) any event or circumstance that permits, or could reasonably be expected to permit, any party to any Material Contract (other than any Loan Party or its Subsidiaries) to terminate or assign its rights thereunder;

(b)          [Reserved].

(c)          Proceeding. (i) Any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Loan Party or any Subsidiary and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in liabilities in excess of $500,000 and (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary (A) in which the amount of damages claimed is $500,000 or more, (B) in which injunctive or similar relief is sought and if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (C) in which the relief sought is an injunction or other stay of the performance of any Loan Document;

(d)          Material Environmental Liabilities. Any event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in Material Environmental Liabilities;

(e)          Liens. Any Loan Party shall have knowledge, or received notice, of any (i) ERISA Liens or (ii) any other Lien (other than a Permitted Lien) on any property of any Loan Party having a fair market value in excess of $100,000;

(f)          Environmental. (i) The receipt by any Loan Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Loan Party of notification that any Property of any Loan Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(g)          Material Adverse Effect. Subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement, any event, change, circumstance or occurrence (including any violation of or liability under ERISA or any other Requirement of Law and any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(h)          Financial Reporting Change. Any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary; and

(i)           Tax. (i) The creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material Taxes with respect to any Loan Party and (ii) the creation of any Contractual Obligation of any Loan Party, or the receipt of any request directed to any Loan Party, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Term Loan Commitments and the payment in full of the Obligations (excluding, in all cases, the JV Entities):

6.1.          Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.          Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.          Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)          enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any such transaction between Loan Parties; provided, that (x) a Borrower must be the surviving entity of any such merger or consolidation to which it is a party and (y) a US Loan Party must be the surviving entity of a merger or consolidation to which it is a party with a non-US Loan Party, (ii) any such transaction between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger or consolidation, and (iv) any such transaction between Subsidiaries of any Loan Party that are not Loan Parties,

(b)          liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party (and if the dissolving entity is a US Loan Party, only to another US Loan Party that is not liquidating or dissolving), or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or a Subsidiary of a Loan Party that is not liquidating or dissolving; provided that with respect to any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent, the assets of such Subsidiary are transferred to another Subsidiary the Equity Interests of which (or not less than a corresponding portion thereof) are subject to a Lien in favor of Agent, or

(c)          suspend or cease operating a substantial portion of its or their business, except (i) as permitted pursuant to clauses (a) or (b) above, (ii) in connection with a transaction permitted under Section 6.4 or (iii) solely with respect to any Subsidiary of a Borrower that is not a Loan Party, if such suspension or cessation of business could not reasonably be expected to be materially adverse to the Agent or any Lender.

6.4.          Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”, and including the issuance or sale of Equity Interests by any Loan Party or any of their Subsidiaries).

6.5.          Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any material change in the nature of its or their business as conducted on the Closing Date or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related, incidental or ancillary to its or their business.

6.6.         Amendments to Governing Documents. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify, or change any of the terms or provisions of the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders (it being understood that any amendment, modification or other change to the Governing Documents of any Loan Party that is necessary to affect any transaction permitted by Section 6.3 or Section 6.9 shall be deemed to be not materially adverse to Agent or any of the Lenders).

6.7.         Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a)          JAKKS may (i) satisfy its obligations under the 2020 Convertible Notes in accordance with the terms thereof, (ii) solely to the extent required by the 2023 Oasis Convertible Notes (as in effect on the Closing Date), make payments to the holders of such 2023 Oasis Convertible Notes required upon conversion thereof, (iii) repurchase or redeem the Series A Preferred Stock upon the occurrence of a “Liquidity Event” with respect to such Series A Preferred Stock, (iv) declare and pay dividends with respect to the Series A Preferred Stock in accordance with the terms thereof, and (v) make payments on the ABL Facility as required or permitted by the terms thereof,

(b)           JAKKS may declare and pay dividends with respect to its Qualified Equity Interests payable solely in additional units or shares of its Equity Interests (other than Disqualified Equity Interests),

(c)           a Loan Party or a Subsidiary of a Loan Party may make Restricted Payments to a US Loan Party,

(d)          (i) any Non-US Loan Party and any Foreign Subsidiary may make Restricted Payments to a Loan Party and (ii) any Subsidiary of a Loan Party that is not a Loan Party may make Restricted Payments to any Loan Party or any other Subsidiary of a Loan Party,

(e)           JAKKS may redeem Equity Interests owned by employees for the express purpose of permitting such employees to satisfy their respective income tax obligations that result directly from the vesting of restricted Equity Interest grants owned by such employees, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year,

(f)            cash payments in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, any exercise of warrants or options, any conversion of the Convertible Notes or any Permitted Investment in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.

(g)           any Restricted Payment by a Subsidiary of JAKKS to JAKKS or another Subsidiary of JAKKS, including any Loan Party, in each case, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary of JAKKS, to JAKKS and any other Subsidiary of JAKKS and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of such Equity Interests); and

(h)          (i) to the extent constituting Restricted Payments, transactions permitted by Section 6.9 and (ii) any Loan Party or any Subsidiary thereof may make Restricted Payments directly to any Loan Party or any Subsidiary thereof to permit any payment in respect of a transaction permitted by Section 6.9.

6.8.         Fiscal Periods; Accounting Methods; Names and Jurisdictions. Each Loan Party will not, and will not permit any of its Subsidiaries to, (a) modify or change its fiscal year-end from December 31 of each year, or its method for determining fiscal quarters of any Loan Party or of any consolidated Subsidiaries, or (b) modify or change its method of accounting, accounting treatment or reporting practices (other than as may be required to conform to GAAP) or as permitted pursuant to Section 1.2 hereof.

6.9.          Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.       Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)           transactions (other than the payment of management, consulting, monitoring or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)          any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(c)           the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d)          (i) transactions solely among the Loan Parties and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,

(e)           transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(f)           all such transactions existing as of the Closing Date and described on Schedule 6.10,

(g)         [reserved],

(h)          agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party, and

(i)            transactions with any Person that constitutes an Affiliate solely as a result of the Recapitalization Transactions and in connection with any matter contemplated by the Recapitalization Transaction Agreement or by the Series A Preferred Stock issued to such person in connection therewith.

6.11.       Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Term Loan made hereunder for any purpose other than (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the Recapitalization Transactions, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Term Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose, in each case that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Term Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Term Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12.       Inventory with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to, store its Inventory at any time with a bailee, warehouseman, or similar party except as set forth on Schedule 4.26 (as such Schedule may be amended in accordance with Section 5.14).

6.13.       Amendments to Subordinated Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, change or amend the terms of any:

(a)          any Subordinated Indebtedness Document (except to the extent permitted by the applicable Subordination Agreement), or

(b)          any other Subordinated Indebtedness not subject to a Subordination Agreement, to the extent such change or amendment is adverse to the Lenders; provided that the following changes or amendments shall be deemed to be adverse to the Lenders: (i) changes and amendments resulting in the interest rate applicable to the Subordinated Indebtedness being increased by more than 3% higher than the rate prior to such change or amendment, (ii) changes and amendments triggering cash interest to be payable instead of interest payable-in-kind (to the extent such Subordinated Indebtedness Documents previously required interest to be paid in kind), (iii) changes and amendments providing for payment of any make-whole, premium or additional fees on the Subordinated Indebtedness (other than any required consent fees not exceeding 1% of the aggregate outstanding principal amount of such Subordinated Indebtedness), (iv) changes and amendments (x) causing any principal of such Subordinated Indebtedness to be paid prior to maturity date of the Subordinated Indebtedness, (y) accelerating the maturity date of such Subordinated Indebtedness or (z) bringing forward any other applicable scheduled payment date, (v) amendments resulting in the covenants (including financial covenants), reporting requirements and/or events of default applicable to such Subordinated Indebtedness becoming more restrictive on the Loan Parties than those in the Loan Documents, or changes or amendments resulting in the holders of such Subordinated Indebtedness having rights that are, taken as a whole, materially more favorable to such holders than the rights of the Lenders under the Loan Documents (it being understood that if any such financial covenant, reporting requirement or event of default is (x) only applicable after the Maturity Date or (y) also added to the Loan Documents for the benefit of the Lenders, such change or amendment shall no longer be deemed to be adverse to the Lenders), (vi) changes or amendments to the payment subordination provisions that are adverse to the Lenders, (vii) changes or amendments causing the Subordinated Indebtedness to become secured or guaranteed by any entity that is not a Guarantor hereunder and (viii) changes or amendments impacting the Loan Parties’ ability to service the Obligations.

6.14.       Sale-Leasebacks. Each Borrower will not, and will not permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

6.15.       Hazardous Materials. Each Borrower will not, and will not permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Loan Party or any Subsidiary), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.16.       No Burdensome Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (a) on its ability or the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Equity Interests or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Loan Party, or to pay any interest, principal or other payments with respect to the Obligations; or (b) prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, except, in each case, (i) under the Loan Documents, (ii) under the ABL Facility, (iii) in connection with any document or instrument governing any other Permitted Liens; provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens; provided, further, that any such restriction is (x) not materially more restrictive, taken as a whole, as determined in good faith by Administrative Borrower, on the Loan Parties and their Subsidiaries than the Loan Documents or (y) will not, in the good faith judgment of Administrative Borrower, affect the ability of Borrowers to make any payments required hereunder in respect of the Obligations, (iv) under the Convertible Notes, (v) under the Series A Preferred Stock, (vi) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to any Permitted Disposition pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of any Loan Party or any Subsidiary thereof, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) affects an asset that is acquired after the Closing Date that is in existence at the time of acquisition of such asset (but not created in contemplation thereof), which encumbrance or restriction is not applicable to other assets of the Loan Parties or their Subsidiaries and (viii) any customary provisions in joint venture agreements, partnership agreements, limited liability company agreements and other similar agreements entered into in the ordinary course of business and not otherwise prohibited hereunder.

6.17.       ERISA. No Loan Party will adopt, sponsor, contribute to, maintain, or suffer to exist any liabilities, contingent or otherwise (including, without limitation, as an ERISA Affiliate), or permit, cause or suffer to exist any Subsidiary thereof to adopt, sponsor, contribute to, maintain or suffer to exist any liabilities in respect of, any (A) Title IV Plan, (B) Multiemployer Plan, (C) any OPEB Plan, or (D) any arrangement similar to (A), (B) or (C) that is subject to Requirements of Law outside of the United States that are not required by such law, which results or could reasonably be expected to result, individually or in the aggregate, liabilities in excess of $1,000,000.

6.18.       Limitations on Certain Loan Parties. Each of Maui, Inc., an Ohio corporation and Kids Only, Inc., a Massachusetts corporation, shall not own or acquire any material assets or engage itself in any material business operations, except in connection with its obligations under the Loan Documents and the ABL Loan Documents and except in connection with a transaction permitted under Section 6.3. Moose Mountain Marketing, Inc., a New Jersey corporation, shall not own or acquire any material assets or engage itself in any material business operations, except in connection with (a) its obligations under the Loan Documents and the ABL Loan Documents, (b) its current business which is to act as a licensee of licensed properties for use with products marketing by the Seasonal Division, which principally include ball pits, activity tables and ride-on toys, or (c) a transaction permitted under Section 6.3.

Notwithstanding anything else herein or in any other Loan Document to the contrary, the Loan Parties and their Subsidiaries may enter into transactions with any Affiliate of a Borrower or any Subsidiary constituting transactions, payments, outstanding intercompany balances, Property transfers and other activities constituting the transfer pricing system of the Loan Parties and their Subsidiaries consistent with past practice and in the ordinary course of business of the Loan Parties and their Subsidiaries.

7.	FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Term Loan Commitments and the payment in full of the Obligations, Borrowers will:

(a)          Minimum EBITDA. Not permit the EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for the trailing twelve (12) month period ending on the last day of each fiscal quarter of the Borrowers for which financial statements are required to be delivered to the Agent in accordance with this Agreement (commencing with the fiscal quarter ending September 30, 2020) to be less than $34,000,000.

(b)          Minimum Liquidity. At all times after September 30, 2020, maintain Liquidity of at least $10,000,000.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.          Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days or (b) all or any portion of the principal of the Term Loans;

8.2.         Covenants. If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower in each case in accordance with the terms thereof), 5.10, 5.11, 5.13 or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3.          Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000 or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.          Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5.          Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.         Default Under Other Agreements. If (a) any Loan Party defaults in the performance of its obligations under any agreement governing Indebtedness in an outstanding principal amount of $10,000,000 or more and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) a default under, or an involuntary early termination of, one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party, or (c) a Loan Party or any Subsidiary fails to make any payment when due or any other event of default shall occur under any agreement or instrument relating to the Convertible Notes or the ABL Facility;

8.7.          Representations, etc. If any warranty, representation, certificate, statement, or Record made by any Loan Party herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.         Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement or any Foreign Collateral Document, as applicable, is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement (including, for the avoidance of doubt, by virtue of the merger of a Loan Party into another Loan Party, to the extent expressly permitted hereunder) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9.          Collateral Documents. If the Guaranty and Security Agreement or any other Collateral Document shall, for any reason, fail or cease to create a valid and perfected first priority (subject to (x) the lien priorities set forth in the Intercreditor Agreement and (y) Permitted liens which are not required under the terms of the Loan Documents to be subordinated to Agent’s Liens), except (a) in connection with any transaction permitted under this Agreement (including any release of any Lien on any Collateral in connection therewith) or (b) as a result of an action or failure to act on the part of Agent or any Lender;

8.10.       Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11.       Change of Control. A Change of Control shall occur.

8.12.       Invalidity of Intercreditor Agreement. The Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, the Obligations, for any reason, shall not have the priority contemplated by the Intercreditor Agreement.

8.13.        HK Loan Parties; Non-US Loan Parties. It is or becomes unlawful for a HK Loan Party or any other Non-US Loan Party to perform any of its obligations under the Loan Documents, or any HK Loan Party or any other Non-US Loan Party repudiates or rescinds a Loan Document or evidences an intention to repudiate/rescind a Loan Document.

8.14.        ERISA. (a) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in liability of any Loan Party (including without limitation any liability arising indirectly from its ERISA Affiliates) in an aggregate amount exceeding $1,000,000, or (ii) an ERISA Lien is imposed on any Loan Party or any Subsidiary thereof.

8.15.        Series A Preferred Stock. The Administrative Borrower fails to comply with the Scheduled Provisions, and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent.

9.	RIGHTS AND REMEDIES.

9.1.          Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)          by written notice to Borrowers, declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b)          exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2.          Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.        Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2.       The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the UCC, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3.       Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Indemnified Persons that do not involve any acts or omissions of any Loan Party (other than any disputes against any Indemnified Person in its capacity or fulfilling the role as Agent) or (ii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Term Loans hereunder, or the use of the proceeds of the Term Loans provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents; provided, that notwithstanding the foregoing, in no event shall Borrower’s indemnification obligations under this Section 10.3 include any Indemnified Liabilities in respect of legal fees, disbursements and expenses in excess of the reasonable and documented out-of-pocket fees of one firm of counsel to the Agent-Related Persons, taken as a whole, and, to the extent necessary, one local counsel in each relevant jurisdiction and one specialist counsel (including insolvency and regulatory counsel, as applicable) to the Agent-Related Persons, taken as a whole, and one firm of counsel to the Lender-Related Persons, take as a whole, and to the extent necessary, one local counsel in each relevant jurisdiction and one specialist counsel (including insolvency and regulatory counsel, as applicable) to the Lender-Related Persons; provided however, that solely in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, one additional firm of counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Persons (but excluding, in all cases, the allocated costs of in-house or internal counsel to any Indemnified Person. This Section 10.3 and the Loan Parties’ obligations hereunder shall survive the resignation of the Agent, the replacement of any Lender, the termination or discharge of this Agreement and the other Loan Documents, and the repayment, satisfaction or discharge in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Administrative Borrower 2951 28th Street Santa Monica, California 90405 Attn: Brent Novak Fax No.: (424) 268-9655

with a copy to:	Feder Kaszovitz LLP 845 Third Avenue New York, New York 10022 Attention: Geoffrey A. Bass, Esq. Fax No.: (212) 888-7776

If to Agent:	Cortland Capital Market Services LLC 225 W. Washington Street, 9th Floor Chicago, IL 60606 Attn: Kaleigh Rowe and Legal Department Fax No.: 312-376-0751

with a copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York. NY 10038 Attn: Frank Merola, Esq. Fax No.: (212) 806-6006 Email: fmerola@stroock.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)          TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)          EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)          NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HERETO HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)           IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)           WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)           THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)           UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)          THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)          THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)          THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.         Assignments and Participations.

(a)           (i)            Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)       Administrative Borrower; provided, that no consent of Administrative Borrower shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(B)       Agent.

(ii)           Assignments shall be subject to the following additional conditions:

(A)       no assignment may be made to a natural person or a Competitor,

(B)       no assignment may be made to a Loan Party or an Affiliate of a Loan Party (except to any Affiliate who was a Lender on the Closing Date, or who is an Affiliate of any such Lender),

(C)       the amount of the Term Loan Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)       the parties to each assignment shall execute and deliver to Administrative Borrower and Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F)       unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)       the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and requested by Agent.

(b)           From and after the date that Agent records the executed Assignment and Acceptance in the Register and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)          Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Term Loan Commitments arising therefrom. The Term Loan Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)          Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Term Loan Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person or a Competitor, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)            In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)          Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)          Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of a Term Loan Commitment (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(i)           In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for the purposes of the Code, including under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j)            Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2.       Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.       Amendments and Waivers.

(a)          Except as provided in Section 2.12 with respect to any Incremental Facility Amendment or as otherwise provided in Section 14.1(b), no amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the direction of the Required Lenders) and the Loan Parties that are party thereto, and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, modification or consent shall, unless in writing and signed by each Lender directly affected thereby (or by Agent at the direction and with the consent of such Lender) and all of the Loan Parties that are party thereto, do any of the following:

(i)            increase the amount of, or extend the expiration date of any Term Loan Commitment of any such Lender,

(ii)           (x) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (provided that any postponement or delay of any mandatory prepayments shall only require the consent of Required Lenders) or (y) cause any payment subordination to apply to the Obligations,

(iii)           reduce the principal of, or the rate of interest on, such Lenders’ Term Loans or other extension of credit or Obligation hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of interest payable in cash or change the manner, form or currency of any payment of any principal, interest, fee or other amount hereunder (except that (x) a waiver of the imposition of interest at the Default Rate shall only require the consent of Required Lenders, (y) any reduction, waiver or other modification of or with respect to any mandatory prepayments shall only require the consent of the Required Lenders and (z) any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)          amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)            amend, modify, or eliminate Section 3.1 or 3.2,

(vi)           amend, modify, or eliminate Section 15.11, or any other provision that has the direct or indirect effect of any such modification or amendment,

(vii)          other than as permitted by Section 15.11, release or subordinate Agent’s Lien in and to any of the Collateral, or release all or substantially all of the Collateral,

(viii)         amend, modify, or eliminate the definitions of “Required Lenders”, or “Pro Rata Share”, or otherwise change the percentage of the Term Loans or Lenders or of the aggregate unpaid principal amount of the Term Loans which shall be required for Lenders or any of them to take any action hereunder,

(ix)          other than in connection with a transaction expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(x)           amend, modify, or eliminate any pro rata sharing provision or any other provision that requires that Lenders be treated ratably or otherwise in accordance with their Pro Rata Shares, including with respect to application of payments.

(b)         Notwithstanding anything to the contrary herein, no amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate:

(i)            the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the consent of any of the Lenders), or

(ii)          any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders.

(c)           [Reserved];

(d)           [Reserved]; and

(e)          Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party.

14.2.       Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more substitute Lenders or prospective Lenders reasonably acceptable to Agent (“Replacement Lenders”) and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)          Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.

14.3.       No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.       Appointment and Authorization of Agent. Each Lender hereby designates and appoints Cortland as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Term Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

With respect to any term or provision of this Agreement or any other Loan Document that requires the approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by the Agent, or that allows, permits, requires, empowers or otherwise provides that any matter, action, decision or similar may be taken, made or determined by the Agent without expressly referring to the requirement to obtain consent or input from any Lenders, or to otherwise notify any Lender, such term or provision shall be interpreted to refer to the Agent exercising its Permitted Discretion.

15.2.       Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.       Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any incurrence of a Term Loan or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

Notwithstanding anything to the contrary contained in this Agreement, (a) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors and (b) the Borrowers (on behalf of themselves and the other Loan Parties) and the Lenders acknowledge and agree that the Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Competitor and that the Agent shall have no liability with respect to any assignment or participation made to an Competitor.

15.4.       Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5.       Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.       Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7.       Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such position held immediately prior to such date), shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.       Agent in Individual Capacity. Cortland and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Cortland were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Cortland or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Cortland in its individual capacity.

15.9.       Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or an Event of Default has occurred and is continuing). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.       Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Term Loan Commitments and payment and satisfaction in full by the Loan Parties of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s reasonable opinion, could reasonably be expected to expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property. Notwithstanding the provisions of this Section 15.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(b)           Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12.       Restrictions on Actions by Lenders; Sharing of Payments.

(a)          Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)          If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.       Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14.       Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.       Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16.       Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)          is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)          expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of Borrowers’ personnel,

(d)          agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)        without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party to Agent that has not been contemporaneously provided by such Loan Party to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17.       Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

15.18.       Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that neither the Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement.

16.	WITHHOLDING TAXES.

16.1.       Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, pay over to the applicable Governmental Authority the withheld tax in accordance with applicable law, and furnish to Agent within 30 days after the date the payment of any such Tax, certified copies of tax receipts evidencing such payment by the Loan Parties or other evidence of such payment reasonably satisfactory to Agent. Furthermore, if any such Tax is an Indemnified Taxes, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that after such withholding or deduction has been made for or on account of any Indemnified Taxes (including such withholdings and deductions applicable additional sums payable under this Section 16.1), the applicable recipient receives an amount equal to the sum it would have received if no such withholding or deduction of Indemnified Taxes had been made. The Loan Parties will timely pay any Other Taxes or, at the request of Agent, timely reimburse Agent for such Other Taxes. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of a Tax Indemnitee (or of Agent on behalf of such Tax Indemnitee) claiming any compensation under this Section 16.1, setting forth the amounts to be paid thereunder and delivered to the Administrative Borrower with a copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2.       Exemptions.

(a)          If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement (provided, that notwithstanding anything to the contrary in the preceding, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender):

(i)            any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Agent), whichever of the following is applicable:

(A)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)       executed copies of IRS Form W-8ECI;

(C)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-2 or Exhibit T-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit T-4 on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Agent), executed copies of any other form prescribed by any applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any Requirement of Law to permit the Administrative Borrower or the Agent to determine the withholding or deduction required to be made; and (iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Agent such documentation prescribed by any applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Agent as may be necessary for the Administrative Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(b)          Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)          If a Lender or Participant is entitled to claim an exemption from or reduction of withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)          If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Term Loan Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3.       Reductions.

(a)           If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.        Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, it shall, subject to Section 9, pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.	GENERAL PROVISIONS.

17.1.       Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.       Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.       Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.       [Reserved].

17.6.       Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.       Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.       Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9.       Confidentiality.

(a)          Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group; provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)          Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Term Loan Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)           Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10.       Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid

17.11.       Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12.       Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13.       JAKKS as Agent for Borrowers. Each Borrower hereby irrevocably appoints JAKKS as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Term Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Term Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to (i) disputes solely between or among Agent-Related Persons and/or Lender-Related Persons (other than Agent in its capacity as Agent) that do not involve any violation of the Loan Documents by a Loan Party, (ii) any claims primarily related to Taxes or any costs attributable to Taxes which shall be governed by Section 16 or (iii) any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be; provided that, notwithstanding the foregoing, in no event shall Borrowers’ indemnification obligations under this Section 17.13 include any liability, expense, loss or claim of damage or injury in respect of legal fees, disbursements and expenses in excess of the reasonable and documented out-of-pocket fees of one firm of counsel to all Agent-Related Persons and Lender-Related Persons, taken as a whole, and, to the extent necessary, one local counsel in each relevant jurisdiction to all Agent-Related Persons and Lender-Related Persons, taken as a whole, and solely in the case of an actual or perceived conflict of interest, where the Agent-Related Person or Lender-Related Persons affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, one additional firm of counsel in each relevant jurisdiction to each group of similarly situated affected Agent-Related Persons or Lender-Related Persons (but excluding, in all cases, the allocated costs of in-house or internal counsel to any Agent-Related Person or Lender-Related Person).

17.14.       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.15.      Intercreditor Agreement. Each Lender hereby (a) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Agent and the Lenders hereunder and thereunder, are subject to the terms of the Intercreditor Agreement (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms thereof, the terms of the Intercreditor Agreement shall control), (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	JAKKS PACIFIC, INC.,
a Delaware corporation

	By:	/s/ Stephen G. Berman
	Name:	Stephen G. Berman
	Title:	President and Chief Executive Officer

DISGUISE, INC.,
a Delaware corporation

	By:	/s/ Stephen G. Berman
	Name:	Stephen G. Berman
	Title:	President and Chief Executive Officer

JAKKS SALES LLC,
a Delaware limited liability company

	By:	/s/ Stephen G. Berman
	Name:	Stephen G. Berman
	Title:	President and Chief Executive Officer

MAUI, INC.,
an Ohio corporation

	By:	/s/ Stephen G. Berman
	Name:	Stephen G. Berman
	Title:	President and Chief Executive Officer

MOOSE MOUNTAIN MARKETING, INC.,
a New Jersey corporation

	By:	/s/ Stephen G. Berman
	Name:	Stephen G. Berman
	Title:	President and Chief Executive Officer

[JAKKS – First Lien Term Loan Facility Agreement]

KIDS ONLY, INC.,
a Massachusetts corporation

By:	/s/ Stephen G. Berman
Name:	Stephen G. Berman
Title:	President and Chief Executive Officer

[JAKKS – First Lien Term Loan Facility Agreement]

AGENT:	CORTLAND CAPITAL MARKET SERVICES
LLC, as Agent

	By:	/s/ Emily Ergang Pappas
	Name:	Emily Ergnag Pappas
Associate Counsel

[JAKKS – First Lien Term Loan Facility Agreement]

AXAR MASTER FUND, LTD., as a Lender
By:	Axar Capital Management LP,
its investment manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Its Authorized Signatory

STAR V PARTNERS L.L.C., as a Lender
By:	Axar Capital Management LP,
its investment manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Its Authorized Signatory

BLACKWELL PARTNERS LLC – SERIES E., as a Lender
solely with respect to the assets for which Axar Capital Management LP acts as its investment manager

By:	Axar Capital Management LP,
its investment manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Its Authorized Signatory

[JAKKS – First Lien Term Loan Facility Agreement]

BSP SPECIAL SITUATIONS MASTER A L.P., as a Lender

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Chief Financial Officer

[JAKKS – First Lien Term Loan Facility Agreement]

CONCISE SHORT TERM HIGH YIELD MASTER FUND, SPC,
as a Lender

By:	/s/ Thomas Krasner
Name:	Thomas Krasner
Principal

MERCER QIF FUND PLC – MERCER INVESTMENT FUND I,
as a Lender

By:	/s/ Thomas Krasner
Name:	Thomas Krasner
Principal

THE SARATOGA ADVANTAGE TRUST – JAMES ALPHA
HEDGED HIGH INCOME PORTFOLIO,
as a Lender

By:	/s/ Thomas Krasner
Name:	Thomas Krasner
Principal

CONCISE SHORT TERM HIGH YIELD FUND,
as a Lender

By:	/s/ Thomas Krasner
Name:	Thomas Krasner
Principal

THE BEEBEE FOUNDATION,
as a Lender

By:	/s/ Thomas Krasner
Name:	Thomas Krasner
Principal

[JAKKS – First Lien Term Loan Facility Agreement]

CITADEL EQUITY FUND LTD.,
as a Lender
BY: CITADEL ADVISORS LLC, ITS
PORTFOLIO MANAGER

By:	/s/ Christopher Ramsay
Name:	Christopher Ramsay
Authorized Signatory

[JAKKS – First Lien Term Loan Facility Agreement]

MOAB PARTNERS, L.P., as a Lender
By: Moab Capital Partners, LLC, its investment adviser

By:	/s/ Chad Goldstein
Name:	Chad Goldstein
Chief Financial Officer

[JAKKS – First Lien Term Loan Facility Agreement]

UBS O’CONNOR, LLC on behalf of:
NINETEEN77 GLOBAL MULTI-STRATEGY
ALPHA MASTER LIMITED, as a Lender

By:	/s/ Jeff Richmond
Name:	Jeff Richmond
Executive Director

By:	/s/ James DelMedico
Name:	James DelMedico
Executive Director

[JAKKS – First Lien Term Loan Facility Agreement]